                                                                       EXHIBIT 1

TECHNICAL REPORT ON
UNDERGROUND MINING AT THE
LAC DES ILES MINE
THUNDER BAY, ONTARIO
--------------------------------------------------------------------------------
PREPARED FOR
LAC DES ILES MINES LTD.


REPORT FOR NI 43-101


AUTHORS:-
GRAHAM G. CLOW, P. ENG.
DAVID W. RENNIE, P. ENG.














[LOGO] RPA                                                         APRIL 2, 2004
          ----------------------------------------------------------------------
                                                   ROSCOE POSTLE ASSOCIATES INC.
                                                               TORONTO, ONTARIO.
                                                                 VANCOUVER, B.C.

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TABLE OF CONTENTS


                                                                            PAGE

1 SUMMARY ....................................................................2
2 INTRODUCTION AND TERMS OF REFERENCE .......................................21
3 DISCLAIMER ................................................................24
4 PROPERTY DESCRIPTION AND LOCATION .........................................25
5 ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND
PHYSIOGRAPHY ................................................................28
6 HISTORY ...................................................................31
    Prior Resource Estimates ................................................31
    Prior Underground Mining Studies ........................................33
7 GEOLOGICAL SETTING ........................................................35
8 DEPOSIT TYPES .............................................................42
9 MINERALIZATION ............................................................44
10 EXPLORATION ..............................................................46
11 DRILLING .................................................................47
12 SAMPLING METHOD AND APPROACH .............................................49
13 SAMPLE PREPARATION, ANALYSES AND SECURITY ................................50
14 DATA VERIFICATION ........................................................51
15 ADJACENT PROPERTIES ......................................................53
16 MINERAL PROCESSING AND METALLURGICAL TESTING .............................54
    Current Status ..........................................................54
    Process Plant ...........................................................55
    Metallurgical Testing of Underground Ore ................................58
    Smelting & Refining Contracts ...........................................59
17 MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES ...........................61
    Resource Model ..........................................................61
    Underground Mineral Resources ...........................................66
    Dilution ................................................................67
    Recovery ................................................................69
    Underground Mineral Reserves ............................................69
18 OTHER RELEVANT DATA AND INFORMATION ......................................71
    Mining Operations .......................................................71


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    Surface Facilities .......................................................98
    Environmental Considerations ............................................102
    Capital And Operating Cost Estimates ....................................106
    Economic Analysis .......................................................112
19 INTERPRETATION AND CONCLUSIONS ...........................................127
20 RECOMMENDATIONS ..........................................................128
21 REFERENCES ...............................................................129
22 SIGNATURE PAGE ...........................................................130
23 CERTIFICATE OF QUALIFICATIONS ............................................131



LIST OF TABLES


                                                                            PAGE

TABLE 1.1     LDIM Resources - June 2003 ......................................6
TABLE 1.2     Underground Mineral Resources - Main High Grade Zone ............7
TABLE 1.3     Underground Mineral Reserves ....................................8
TABLE 1.4     Pre-Production Capital Cost Estimate ...........................12
TABLE 1.5     Base Case Pre Tax Cash Flow Summary ............................15
TABLE 1.6     Net Present Values and Internal Rate of Return .................16
TABLE 1.7     Break Even Sensitivity Analyses ................................18
TABLE 6.1     LDIM Resources and Reserves - June 2003 ........................32
TABLE 6.2     Prior Underground Mining Scoping Studies .......................33
TABLE 9.1     Platinum Group Minerals in Roby Zone ...........................45
TABLE 11.1    DRILLING PROGRAMS ..............................................47
TABLE 16.1    Historical Open Pit Production .................................55
TABLE 16.2    2002/2003 Mill Performance .....................................57
TABLE 16.3    Summary of Underground Ore Metallurgical Testing ...............58
TABLE 16.4    Estimated Mill Feed Metallurgical Parameters ...................59
TABLE 17.1    Summary of Shear Zone Block Models (No Cut-Off) ................61
TABLE 17.2    Shear Zone Assay Statistics ....................................63
TABLE 17.3    Underground Mineral Resources ..................................67
TABLE 17.4    Dilution Estimates .............................................68
TABLE 17.5    Dilution Grade .................................................69
TABLE 17.6    Underground Mineral Reserves ...................................70
TABLE 18.1    Equipment Listing ..............................................80
TABLE 18.2    Manpower Summary ...............................................85
TABLE 18.3    Underground Crew Requirements per Shift ........................86
TABLE 18.4    Pre-Production Development Summary .............................89


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TABLE 18.5    Life of Mine Development and Production Summary ................91
TABLE 18.6    Capital Cost - Base Case ......................................109
TABLE 18.7    Operating Costs - Base Case ...................................111
TABLE 18.8    Base Case Pre Tax Cash Flow Summary ...........................114
TABLE 18.9    Net Present Values and Internal Rate of Return ................115
TABLE 18.10   Break Even Sensitivity Analyses ...............................118
TABLE 18.11   Palladium Demand 1998 - 2003 ..................................122
TABLE 18.12   Palladium Supply by Region 1998 - 2003 ........................124
TABLE 18.13   World Mine Resources and Resource Base ........................124
TABLE 18.14   Palladium Spot Prices per Ounce ...............................125




LIST OF FIGURES
                                                                            PAGE
FIGURE 1.1    Sensitivity Analysis ...........................................17
FIGURE 4.1    LDIM Location Map ..............................................27
FIGURE 7.1    Regional Geology ...............................................36
FIGURE 7.2    Local Geology ..................................................38
FIGURE 7.3    Geology of the Lac Des Iles Intrusive ..........................39
FIGURE 7.4    Property Geology ...............................................41
FIGURE 8.1    Typical Cross Section Through Lac Des Iles Mineral Deposit .....43
FIGURE 16.1   Process Flow Sheet .............................................56
FIGURE 18.1   Long Section ...................................................75
FIGURE 18.2   Typical Drill Level Plan - 170 Level ...........................76
FIGURE 18.3   Typical Haulage Level Plan - 130 Level .........................77
FIGURE 18.4   Typical Cross Section - 32154N .................................78
FIGURE 18.5   Stope Sequencing ...............................................93
FIGURE 18.6   Sensitivity Analysis ..........................................117


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1    SUMMARY

     In March 2004, Roscoe Postle Associates Inc. (RPA) was retained by Lac Des Iles Mines Ltd. (LDIM) to prepare a NI43-101 Technical Report that will provide a Summary of LDIM's wholly owned Lac Des Iles Mine Underground Project (the Project) in northwestern Ontario, as of March 31, 2004. This Report is based on the Feasibility Study for Underground Mining at Lac Des Iles Mine, completed by RPA on February 27, 2004.

     LDIM proposes to develop a 2,000 tpd underground mine to run concurrently with the existing open pit. Existing facilities include:

     o The physical plant site complete with a mill, shops, warehouse, transformer station, administration, water supply, sewage, etc;

     o    Ore and waste rock stockpiles;

     o    A tailings impoundment facility;

     o    Camp;

     o    All necessary access roads.

     The open pit mine and mill operate at a nominal 15,000 tonnes per day, from which is produced a concentrate containing palladium with nickel, copper, platinum, gold and cobalt by-products. With the development of the underground mine, LDIM plans to operate the mill at 16,500 tpd, with feed consisting of 2,000 tpd from underground and 14,500 tpd from the open pit.

     LDIM's schedule for development of the underground mine is to begin construction in the second quarter of 2004. Production would commence in the third quarter of 2005. The projected life of the operation is approximately 4.7 years, not including the preproduction and closure periods.


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LOCATION

     The Lac Des Iles property is located at Latitude 49o 10' North, Longitude 89o 37' W, 85 km northwest of the community of Thunder Bay in north-western Ontario, at an elevation of approximately 490 masl. Access is by a 15 km private gravel road from a paved provincial highway.


MINING TENURE

     LDIM is a wholly-owned subsidiary of North American Palladium Ltd. (NAP), a Canadian company publicly listed on the TSX. LDIM holds four Mining Leases, comprising 85 mining claims. Contiguous with these Leases are 74 mining claims consisting of 418 claim units, for a total property size of 7,933 hectares. LDIM is the only developed mine in the area.

     LDIM is obligated to pay to The Sheridan Platinum Group Inc. a royalty equal to 5% of net cash proceeds received from concentrates and other products produced at the Lac des Iles Mine.


HISTORY

     The LDIM mineralization was first recognized by prospectors in 1963. In 1990, Madeleine Mines Ltd. developed the property. After intermittent production and further capital expenditures, commercial production was achieved with the Roby open pit operation in December 1993. In 2000, LDIM commenced an expansion program and, in the second quarter of 2001, a new 15,000 tonnes per day mill was commissioned. The mill achieved the 15,000 tonnes per day throughput rate in August 2002. In September 2002, the primary crusher failed and portable crushers were used until repairs were completed in March 2003. A new primary crusher was installed in mid-2003 and, for the balance of 2003, the Company operated under stable conditions. This resulted in continued improvement in mill throughput and palladium production. In the fourth quarter of 2003, key operating parameters and metal production were above budget as a result of higher palladium head grades. In the Roby open pit in 2003, an average of


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39,895 tonnes per day were moved, comprising 12,046 tonnes per day ore and
27,849 tonnes per day waste, at an average strip ratio of 2.3 to 1.

     In 1999, LDIM commenced an extensive exploration program that identified potential mineralization at depth, below the ultimate pit bottom elevation. Over the past three years, LDIM has further delineated this mineralization, identifying two zones with potential for underground mining - the Main High Grade Zone (extension of the Roby open pit Main Zone) and the Offset Zone, ranging from 500 m to 900 m below surface. On January 31, 2003, RPA was commissioned to prepare a Pre-Feasibility Study for establishing an underground mine in the Main High Grade Zone. This was completed on July 31, 2003. After review of the Pre-Feasibility Study, LDIM commissioned RPA to complete a Feasibility Study for underground mining, which was completed February 27, 2004.


GEOLOGY

     The Lac Des Iles Mine area is underlain by mafic to ultramafic rocks of the Archean Lac Des Iles Intrusive Complex (LDI-IC). The LDI-IC is the largest of a series of intruded granites and greenstones, which collectively define a 30 km diameter circular pattern in the LDIM area.

     The mine lies in the southern portion of the LDI-IC, in a roughly elliptical intrusive package measuring 3 km long by 1.5 km wide. These rocks, locally termed the Mine Block Intrusive (MBI), comprise a very wide range of textures and mafic and ultramafic compositions. The MBI is host to a number of PGE deposits, and the most important of these is the Roby Zone.

     The Roby Zone is a bulk PGE deposit with a minimum north to south length of 950 m, a width of 815 m (including the Twilight Zone) and has been intersected at a depth of 1000 m by core drilling. The Roby Zone comprises three distinct ore types: High Grade Ore (7.6% of volume), North Roby Ore (5.3% of volume) and Breccia Ore (87.1% of


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volume). The High Grade Ore is the primary ore-type contemplated for underground mining operations.

     High Grade Ore (also known as the Shear Zone) is hosted mainly within a unit of Pyroxenite/melanogabbro. It is located in the east-central portion of the Roby Zone, bounded by the barren East Gabbro hangingwall, the Heterolithic Gabbro-hosted Breccia Ore in the footwall, and terminated down-dip by a relatively flat fault. The Shear Zone dips near-vertically near surface and flattens to nearly 45 degrees at depth. The deposit strikes in a northerly direction over a maximum length of 440 m. It pinches out to the north and south, and is wider towards the south. Thickness ranges from two metres to 34 m and averages 11 m. The highest grades are generally in the thicker mineralized areas to the south and above -30 masl. The zone is continuous along strike and dip and appears to be quite repetitive and predictable.

     Palladium and platinum mineralization within the Shear Zone consists primarily of fine-grained PGE sulfide, braggite and telluride minerals, merenskyite and kotulskite. These are present interstitially to cumulus grains and as inclusions within secondary silicates.


MINERAL RESOURCES

     The most recently published mineral resources are shown in the following table:


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                      TABLE 1.1 LDIM RESOURCES - JUNE 2003
               LAC DES ILES MINES LTD. - LAC DES ILES U/G PROJECT

                CONFIDENCE                     TONNES        PD        PT          AU         CU        NI
                 CATEGORY                     `000 DMT       G/T       G/T         G/T        %         %
OPEN PIT
Measured                                       33,298        1.78      0.20        0.14       0.06      0.08

Indicated                                      16,918        2.00      0.22        0.15       0.07      0.08

Measured & Indicated                           50,215        1.85      0.21        0.15       0.06      0.08

Stockpiles (measured)                           2,535        1.65      0.17        0.14       0.05      0.08

TOTAL MEASURED INDICATED RESOURCE              52,750        1.84      0.21        0.15       0.06      0.08

INFERRED                                          110        1.49      0.17        0.11       0.06      0.07

UNDERGROUND

Measured                                            -           -         -           -          -         -

Indicated                                       5,134        5.87      0.35        0.29       0.06      0.07

TOTAL MEASURED INDICATED RESOURCE               5,134        5.87      0.35        0.29       0.06      0.07

INFERRED                                        7,218        5.52      0.33        0.30       0.08      0.13

COMBINED OPEN PIT & UNDERGROUND

Measured                                       33,298        1.78      0.20        0.14       0.06      0.08

Indicated                                      22,051        2.90      0.25        0.19       0.06      0.08

MEASURED & INDICATED                           55,349        2.23      0.22        0.16       0.06      0.08

Stockpiles (measured)                           2,535        1.65      0.17        0.14       0.05      0.08

TOTAL M&I RESOURCE                             57,884        2.20      0.22        0.16       0.06      0.08

INFERRED                                        7,329        5.46      0.33        0.30       0.08      0.13

Source: Pincock Allen & Holt Technical Report, September 12, 2003

Notes:
     1. The open pit resources were calculated at a cut-off grade of 1.1 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.
     2. The open pit resources were restricted within the Feasibility Study ultimate pit design, which assumed an average long-term Palladium price of US$400 per ounce.
     3. The underground resources were calculated at a cut-off grade of 3.5 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.
     4. The underground resources were estimated to commence at an elevation of 209 masl, the current ultimate pit bottom of the Modified Phase IV pit design.
     5. The underground resources were restricted to the Offset zone and to a 30 metre envelope around the Main High-Grade zone.


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     Underground mineral resources for the Feasibility Study have been estimated by RPA as follows:

               TABLE 1.2 UNDERGROUND MINERAL RESOURCES - MAIN HIGH
                                   GRADE ZONE
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

RESOURCES         TONNES                              GRADE
CATEGORY
--------------------------------------------------------------------------------
                  (`000)   PD (G/T)   PT (G/T)    AU (G/T)    CU (%)    NI (%)

Indicated          4,496       7.35       0.43        0.35      0.07      0.08
--------------------------------------------------------------------------------

TOTAL              4,496       7.35       0.43        0.35      0.07      0.08

Inferred               -          -          -           -         -         -

Notes:
     1.   Resources follow the definitions established by CIM.
     2. Resources are calculated at a cutoff grade of 4.5 g/t palladium (5.0 g/t Pd equivalent) and an average long-term palladium price of US$325 per ounce.
     3. Resources are estimated to commence at an elevation of 209 masl, the ultimate pit bottom of the Modified Phase IV pit plan.


MINERAL RESERVES

     Average external stope dilution has been included at 15% of the resource tonnage. Drift dilution has been calculated as 35%, giving a total mining dilution of 16%. Mining limits will be assay cut offs, and dilution will carry mineral grades estimated at 1.10 g/t Pd. Design extraction is estimated to be 83% of the resources, with unrecovered ore tied up mostly in a crown pillar (20 m) and sill pillars.

     Underground mineral reserves for the deposit are based on the factors described above and are shown in the following table:


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                     TABLE 1.3 UNDERGROUND MINERAL RESERVES
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE


MINERAL            TONNES                          GRADE
RESERVE AREAS
--------------------------------------------------------------------------------
                   (`000)    PD G/T     PT G/T     AU G/T     CU %       NI %

Stopes             2,218      6.69       0.40       0.33      0.06       0.08

Drifts               225      5.72       0.35       0.27      0.05       0.07
Recoverable
Pillars            1,098      6.67       0.41       0.36      0.07       0.09

TOTAL PROBABLE     3,542      6.62       0.40       0.34      0.07       0.08

Notes:
     1.   Reserves follow the definitions established by CIM.
     2. Reserves are calculated at a cutoff grade of 4.5 g/t palladium (5.0 g/t Pd equivalent) and an average long-term palladium price of US$325 per ounce.
     3. Reserves are estimated to commence at an elevation of 209 masl, the ultimate pit bottom of the Modified Phase IV pit plan.
     4. Dilution is estimated to average 16%. 5. Extraction is designed to be 83% of the resource.

MINE OPERATIONS

     A nominal target of 2,000 tonnes of ore per day from underground was chosen as the most appropriate rate for both the size of the deposit and the allowable time for preproduction development. RPA identified ramp access from within the open pit as the most economical alternative. The portal will be located in the pit wall, and ore will be hauled in 60 tonne trucks directly from the mine to a stockpile area near the surface crusher.

     In general, ground conditions are expected to be very good, based on observations in the open pit, from drill core, and from geomechanics testwork. This will favour large open spans, and reasonable mineral resource recoveries should be attainable without the need for backfill. The chosen mining method is longhole retreat longitudinal open stoping. The mining block interval is 70 m floor to floor including a 15 m - 25 m sill pillar below each haulage level. Stopes will be 45 m - 55 m high by the width of the orebody.


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     Stopes will be mined retreating from the north and south extremities towards a 50 m wide main rib pillar situated at the centroid of the mineral deposit. A single 15 m wide side rib pillar will be left on the north side for added stability. Up to four stopes will be available for production at any one time.

     Mobile equipment for the mine will include two electric hydraulic drill jumbos, one longhole drill, one emulsion truck, three 8 yd3 scooptrams, and three 60 tonne trucks, along with other service and support equipment. Total intake ventilation for the mine will be 425,000 cfm. There will be one intake ventilation raise/secondary egress situated outside the ultimate pit limits and air will exhaust up the main ramp.


SCHEDULE

The implementation schedule assumes that the Project will mobilize on May 1st, 2004. The following milestones have been identified on the critical path:

     o Establish portal                                           May 30th, 2004
     o Establish access to bottom of stage 1 Ventilation Raise    November 1st, 2004
     o Establish access to bottom of stage 2 Ventilation Raise    January 1st, 2004
     o Develop south side of first haul level                     May 15th, 2005
     o Develop south side of first drill level                    July 13th 2005
     o Commence longhole drilling                                 August 1st. 2005
     o Commence production blasting                               August 15th, 2005


PROCESSING

     LDIM has carried out metallurgical test work on the underground ore and has determined that no modifications are required to process a blend of underground and open pit ore. LDIM reports that higher palladium recoveries (+80%) are achievable when processing material with higher head grades relative to open pit ore (75% to 80% recovery).


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     The mill produces a bulk copper/nickel concentrate with high PGM values, which is shipped by truck to Sudbury for treatment. 72.5% of the production is shipped to Falconbridge and 27.5% is shipped to Inco for smelting and refining.

     The incremental addition of tailings, waste and mine water due to underground mining will fall within current permitting criteria and system capabilities. LDIM reports that no significant additional costs will be incurred.


INFRASTRUCTURE

     A review of the surface services and facilities requirements was prepared by RPA in conjunction with LDIM staff. The following changes were identified:

     o The old concentrator building will be modified to house the mine dry (change house), offices and maintenance shop.

     o    The welding shop will be moved to the old secondary crusher building.

     o    The warehouse will be expanded.

     o    A second story will be installed on the existing camp.

     o New buildings will be erected to house ventilation fans and air compressors.

     o    Potable water and sewage treatment systems will be expanded.


MANPOWER

     At full strength there will be an underground workforce of 70, and 11 management and technical staff. Hourly employees will work 2 x 10-hour shifts per day on a two week on/one week off rotation. Contractors will be retained during the pre-production period to carry out alimak raising for the ventilation raise. During the mine life, there will be an ongoing contractor presence for infill diamond drilling. A contract alimak crew will continue to extend the ventilation raise into production as lower levels of the mine are reached.


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PERMITTING

     Permitting and approvals requirements are minimal, as the underground mine will be an extension of the much larger and higher impact open pit operations. Discussions are ongoing with the Ministry of Northern Development and Mines on the addition of underground mining and the main requirement is for a "Notice of Material Change" to be lodged with the Ministry. No permitting difficulties are foreseen. LDIM does not anticipate any environmental or aboriginal issues or local opposition to the development of the underground mine. Changes to services such as potable water and sewage systems will be suitably permitted.


CAPITAL COSTS

     The capital cost estimate summarized in Table 1.4 covers a 16-month pre-production period. It is inclusive of all costs for the development of the underground mine in order to mine at 2,000 tonnes ore per day for the 4.7 years mine life.

     Rockwork includes all development mining and support with productivities calculated from first principles e.g. for each face, number of holes required, powder factors assigned, manpower for operating each item of equipment, etc.

     Major mobile equipment will be leased and phased in during pre-production as it is required. Equipment leases will be expensed as an operating cost during production. Smaller equipment such as mine service vehicles and the shuttle bus will be purchased outright.

     Indirect costs include items such as plant commissioning, first fills for consumables, freight and insurance.

     Owners' costs cover all pre-production labour, including recruitment, equipment leases and diamond drilling.


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     Contingencies have been estimated at 10% for development, 10% for equipment, and 10% for services and Owner's Costs. Contingencies are not applied to indirect costs and to some small items of equipment. The average contingency for the Project is 8%.

     Closure costs related to the overall plant site are assumed to be minimal. These include removal of underground equipment and services, and capping of the ventilation raises. Costs are expected to be recovered from the salvage value of equipment.

     During pre-production, approximately 100,000 tonnes of ore will be produced, generating revenue of $6.5 million. It has been assumed for evaluation purposes that this is incremental and does not replace open pit feed.


                      TABLE 1.4 PRE-PRODUCTION CAPITAL COST
                                    ESTIMATE
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

                AREA                                 COST (C$'000)
       ------------------------------------------------------------------
        Rockwork                                          9,848
        Mobile Equipment                                    965
        Stationary Equipment                              2,137
        Other Equipment                                     683
        Electrical                                        2,098
        Buildings                                         4,582
        Surface Services                                    124
        EPCM                                              1,431
        Indirects                                         1,380
        Owner's Costs                                     9,937
        Contingency                                       2,755
        SUB-TOTAL                                        35,940

        Capitalized Operating Costs                         947
        Less PPD Revenue                                 (6,530)
        TOTAL                                           $30,358



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     Sustaining capital is estimated at $5.3 million during the mine life, covering ventilation raise extension, major equipment rebuilds in 2008 and equipment lease residuals. Main ramp development after startup is included in operating costs.


OPERATING COSTS

     The operating cost estimate covers a 4.7 year mine life from September 2005 to June 2010. Operating costs in 2004 C$ have been estimated in detail from first principles and based on the production and development schedules included in this Report.

     The average total unit operating cost over the mine life is estimated at $39.79 per tonne milled, or $152 per oz Pd. This includes mining, ore haul, milling, power, equipment leases, and G&A.


ECONOMIC ANALYSIS

     A Pre-tax Cash Flow Projection was generated from the life of mine capital and operating cost data, using the following criteria:

     o    2,000 tonnes per day mining from underground (720,000 tonnes per year)

     o    metal prices: Per 2004 LDIM Budget

          Palladium     US$325 per ounce.
          Platinum      US$700 per ounce
          Gold          US$375 per ounce
          Copper        US$0.90 per pound
          Nickel        US$5.50 per pound

     o    metallurgy as per the 2004 LDIM budget and current experience

     o    palladium metal recovery 83%

     o net smelter returns based on LDIM's current terms with Inco and Falconbridge

     o    revenue is recognized at the time of production

     o    exchange rate US$1: $C1.33

     o    NSR Royalty 5%


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     o    16 month pre-production period

     o    4.7 year mine life

     o    production plan as summarized in Section 18

     o mine life capital totals C$36.7 million, net of pre-production revenue.

     o    average operating cost over the mine life of C$39.79 per tonne milled.


CASH FLOW ANALYSIS

     The economic analysis has been carried out specific to underground mining where underground production is considered incremental to the higher-output ongoing open pit operation. Some costs at present are wholly absorbed by open pit mining, e.g. indirects such as head office costs. A more complete economic assessment of the impact of underground mining will require analysis of cash flow projections both for a combined open pit and underground operation, and for the open pit alone.

     For the underground mine on a stand-alone basis, the undiscounted pre-tax cash flow for the Base Case totals $90.3 million over the mine life, and simple payback occurs by the first quarter of 2007 (1.2 years), see Table 1.5.

     The unit operating cost is US$152 per ounce of palladium, net of by-product credits. The mine life capital unit cost is US$48 per ounce, for a total cash cost of US$200 per ounce palladium. Average annual palladium production from underground during operation is 118,000 ounces per year.

     Net present value (NPV) for the Base Case Pre-Tax Model was calculated using a 10% discount rate. This is a 2004 constant dollar model and as mine life is relatively short (4.7 years) introduction of inflation/deflation criteria to the model will make little difference to the NPV figures.


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                                    TABLE 1.5
                             MINE CASH FLOW SUMMARY
                             LAC DES ILES MINES LTD.
                                LAC DES ILES MINE

                                                           PRE-
SUMMARY - BASE CASE                                     PRODUCTION      2005    2006    2007    2008    2009    2010    TOTAL

                                   ER= 0.75
PRODUCTION              Ore                 000 tonnes       25          194     604     720     720     720     334    3,317
DEVELOPMENT             Ore                 000 tonnes       75           34     116                                      225
                        Waste               000 tonnes      240           99     268       5                              611
                        Total Development   000 metres      4.4          2.0     5.9     0.1                             12.4


TOTAL MILLFEED                              000 tonnes      100          228     720     720     720     720     334    3,542
                        Pd                  g/t            5.64         6.39    6.75    6.92    6.32    6.67    6.67     6.62
                        Pt                  g/t            0.34         0.36    0.40    0.42    0.38    0.41    0.41     0.40
                        Au                  g/t            0.31         0.28    0.36    0.39    0.24    0.36    0.36     0.34
                        Ni                  %              0.07%        0.07%   0.09%   0.09%   0.06%   0.09%   0.09%    0.08%
                        Cu                  %              0.07%        0.06%   0.07%   0.08%   0.05%   0.08%   0.08%    0.07%

METAL RECOVERIES        Pd                  g/t              83%          83%     83%     83%     83%     83%     83%      83%
                        Pt                  g/t              75%          75%     75%     75%     75%     75%     75%      75%
                        Au                  %                75%          75%     75%     75%     75%     75%     75%      75%
                        Ni                  %                35%          35%     35%     35%     35%     35%     35%      35%
                        Cu                  %                80%          80%     80%     80%     80%     80%     80%      80%

CONCENTRATE                                 000 tonnes      0.7          1.4     5.2     5.7     3.6     5.5     2.5     24.7
                        Pd                  g/t             785          785     785     785     785     785     785      785
                        Pt                  g/t              43           43      43      43      43      43      43       43
                        Au                  g/t              37           37      37      37      37      37      37       37
                        Ni                  %               3.7%         3.7%    3.7%    3.7%    3.7%    3.7%    3.7%     3.7%
                        Cu                  %               8.2%         8.2%    8.2%    8.2%    8.2%    8.2%    8.2%     8.2%

PAYABLE METAL           Pd                  000 oz         13.7         35.6   118.5   121.5   111.0   117.1    54.3    571.7
                        Pt                  000 oz          0.7          1.8     6.3     6.6     5.8     6.3     2.9     30.4
                        Au                  000 oz          0.6          1.3     5.4     5.9     3.6     5.4     2.5     24.8
                        Ni                  000 lbs          46          116     430     468     326     443     205    2,033
                        Cu                  000 lbs         107          214     779     847     509     825     382    3,664

METAL PRICES            Pd                  US$ / oz        325          325     325     325     325     325     325      325
                        Pt                  US$ / oz        700          700     700     700     700     700     700      700
                        Au                  US$ / oz        375          375     375     375     375     375     375      375
                        Ni                  US$ / lb       5.50         5.50    5.50    5.50    5.50    5.50    5.50     5.50
                        Cu                  US$ / lb       0.90         0.90    0.90    0.90    0.90    0.90    0.90     0.90

GROSS REVENUE           TOTAL               C$ '000      $7,414      $18,867 $63,990 $66,152 $58,361 $63,570 $29,464 $300,404

TMT/REF/FRT             (incl penalties)    C$ '000      $  517      $ 1,220 $ 4,273 $ 4,517 $ 3,472 $ 4,349 $ 2,016 $ 19,847

NSR                     Gross (net          C$ '000      $6,530      $16,715 $56,552 $58,360 $52,021 $56,072 $25,989 $265,710
                        of royalty)
                        Unit NSR            C$ per t.    $65.48      $ 73.19 $ 78.54 $ 81.06 $ 72.25 $ 77.88 $ 77.88 $  77.19
                                            milled

OPERATING COSTS         Mine                C$ '000                  $ 8,151 $25,852 $20,332 $20,265 $20,235 $ 9,429 $104,264
                        Ore Transport       C$ '000                  $     - $     - $     - $     - $     - $     - $      -
                        Milling             C$ '000                  $ 1,838 $ 5,796 $ 5,796 $ 5,796 $ 5,796 $ 2,686 $ 27,709
                        (incl power)
                        G&A                 C$ '000                  $   331 $ 1,044 $ 1,044 $ 1,044 $ 1,044 $   484 $  4,991
                        Other               C$ '000                  $     - $     - $     - $     - $     - $     - $      -
                        TOTAL               C$ '000                  $10,320 $32,692 $27,172 $27,105 $27,075 $12,599 $136,963

OPERATING COSTS         Mine                C$/ t milled             $ 35.69 $ 35.91 $ 28.24 $ 28.15 $ 28.10 $ 28.25 $  30.29
                        Ore Transport       C$/ t milled             $     - $     - $     - $     - $     - $     - $      -
                        Milling             C$/ t milled             $  8.05 $  8.05 $  8.05 $  8.05 $  8.05 $  8.05 $   8.05
                        (incl power)
                        G&A                 C$/ t milled             $  1.45 $  1.45 $  1.45 $  1.45 $  1.45 $  1.45 $   1.45
                        Other               C$/ t milled             $     - $     - $     - $     - $     - $     - $      -
                        TOTAL               C$/ t milled             $ 45.19 $ 45.41 $ 37.74 $ 37.65 $ 37.60 $ 37.75 $  39.79

OPERATING CASH FLOW                         C$ '000                  $ 6,395 $23,860 $31,188 $24,916 $28,997 $13,390 $128,746


CAPITAL COSTS           Development         C$ '000      $ 9,848     $     - $ 1,848 $   766 $     - $     - $     - $ 12,462
                        Equipment           C$ '000      $10,590     $     - $     - $     - $ 1,050 $     - $ 2,700 $ 14,340
                        EPCM                C$ '000      $ 1,431     $     - $     - $     - $     - $     - $     - $  1,431
                        Indirects           C$ '000      $ 1,380     $     - $     - $     - $     - $     - $     - $  1,380
                        Owner's Cost        C$ '000      $ 9,937     $     - $     - $     - $     - $     - $     - $  9,937
                        Sub Total           C$ '000      $33,185     $     - $ 1,848 $   766 $ 1,050 $     - $ 2,700 $ 39,549
                        Contingency         C$ '000      $ 2,755     $     - $     - $     - $     - $     - $     - $  2,755
                        TOTAL               C$ '000      $35,940     $     - $ 1,848 $   766 $ 1,050 $     - $ 2,700 $ 42,305

                        PPD Revenue         C$ '000      ($5,582)                                                     ($5,582)

                        TOTAL               C$ '000      $30,358     $     - $ 1,848 $   766 $ 1,050 $     - $ 2,700 $ 36,722

NET PRE-TAX CASH FLOW                       C$ '000     ($30,358)    $ 6,395 $22,012 $30,422 $23,866 $28,997 $10,690 $ 92,024
                        Cumulative          C$ '000     ($30,358)   ($23,963)($1,951)$28,472 $52,337 $81,334 $92,024

UNIT PRODUCTION COSTS   Operating           US$ per oz Pd               $190    $174    $132    $157    $139    $140     $152
                        (net of by product credits)

                        Life of Mine        US$ per oz Pf                                                                 $48
                        Capital

                        TOTAL               US$ per oz Pd                                                                $200


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                 TABLE 1.6 NET PRESENT VALUES AND INTERNAL RATE
                                    OF RETURN
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE


       --------------------------------------------------------------------
        DISCOUNT RATE             5%                10%              15%

        NPV (C$ `000)           $69,151           $52,195          $39,437

        INTERNAL RATE OF         58%
        RETURN (IRR)

SENSITIVITIES

     Pre-tax sensitivity NPVs over the Base Case have been calculated at a 10% discount rate for -20% to +20% variations in palladium price, operating costs, capital costs, US$:C$ exchange rate, palladium head grade and extraction percentage. The sensitivities are shown in Figure 1.1 and Table 1.7.

     On Friday February 27, 2004, the closing metal prices pertinent to LDIM were as follows:

                Palladium               US$235 per ounce.
                Platinum                US$895 per ounce
                Gold                    US$394 per ounce
                Copper                  US$1.35 per pound
                Nickel                  US$6.69 per pound


     The US$ exchange rate was $0.75 per C$.

     Using these prices and exchange rate, the undiscounted pre-tax cash flow for the Base Case totals $41.3 million and the NPV at 10% is $18.8 million. The unit operating cost is US$129 per ounce of palladium, net of by-product credits. The mine life capital unit cost is US$50 per ounce, for a total cash cost of US$178 per ounce of palladium.


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                               [PERFORMANCE GRAPH]





                            VARIATION FROM BASE CASE






                                                                      FIGURE 1.1
                                                         LAC DES ILES MINES LTD.
                                                      LAC DES ILES MINE, ONTARIO
                                                            SENSITIVITY ANALYSIS



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                    TABLE 1.7 BREAK EVEN SENSITIVITY ANALYSES
            LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

     ITEM                       UNIT         BASE CASE VALUE       VALUE AT NPV=0         % CHANGE IN
                                                                                         VARIABLE OVER
                                                                                           BASE CASE
--------------------------------------------------------------------------------------------------------
PALLADIUM PRICE            US$ per oz             US$325               US$216                - 33
OPERATING COST            C$ per tonne           C$39.79              C$62.23                + 56
CAPITAL COST                C$ `000              C$36,700             C$93,900               + 156
EXCHANGE RATE               US$ : C$             US$0.75              US$0.99                + 32
PD HEAD GRADE                g/t Pd                6.62                 4.33                 - 35
                                                                     18 months'
EXTRACTION                 Tonnes `000            3,542              production


     From Table 1.7, it is apparent that the Project is most sensitive to external economic criteria related to the palladium price (spot price and C$:US$ exchange rate). Any further rise in the Canadian dollar will have a direct impact on Project viability where costs are almost entirely in C$ and revenues are in US$. The major Project risk will arise if there is a combination of significant weakening of the US dollar combined with a prolonged period of lower Pd spot prices.

     The Project has a rapid simple payback of 15 months, which minimizes the chance for adverse changes in underlying fundamental variables to have a significant effect on overall Project viability.


CONCLUSIONS AND RECOMMENDATIONS

     In RPA's opinion, the LDIM underground mining Project is a relatively low risk operation from a technical viewpoint. The underground mine will lie down dip and directly beneath the open pit mine, which has been in operation since 1993. Metallurgical response is predictable and proper environmental controls are in place. Site infrastructure is well established, and permitting for an underground operation has been fully discussed with the relevant ministries, with no difficulties being foreseen.


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Provisions of services such as power, water and sewage are incremental to those existing for the open pit mine. In RPA's opinion, the key risks to the Project lie in three areas:

          a. Palladium price. A decline in the palladium price to approximately US$216 per ounce results in a breakeven discounted cash flow. The Project is somewhat sensitive to nickel and platinum prices as well. A decline in the nickel price to approximately US$4.00 per pound and platinum to approximately US$500 per ounce would result in a break even discounted cash flow at the palladium price as of February 27, 2004.

          b. Extraction of the ore without fill presents some risk, which geomechanical modelling shows should be manageable. In RPA's opinion, the investment in backfill is not warranted at present palladium prices.

          c. Pre-production schedule. There is a schedule risk in that the forecast calls for work to commence in May 2004. It will be difficult to acquire a reasonable crew and equipment by that time.

     RPA recommends that LDIM carry out an economic analysis on an after-tax basis, comparing the combined open pit and underground operation against the stand-alone open pit. Subject to such an analysis, RPA recommends that LDIM proceed with the development of the underground mine.

     To successfully implement the current pre-production schedule, RPA recommends the following be undertaken as soon as a positive decision on the underground development is reached:

          o    Complete the Implementation Plan.

          o Retain a contractor to carry out the initial phase of portal development and decline development to the first ventilation raise bypass.

          o    Commence hiring underground staff and development miners.

          o Begin negotiations with major mobile equipment manufacturers with respect to leasing contracts, delivery dates (particularly the 60 tonne trucks) and maintenance agreements.


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          o    Assemble tender documents for major surface work.

          o    Begin development of underground safety programs.

          o    Finalize operating permits.

          o Develop procedures coordinating underground operations with the open pit.



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2    INTRODUCTION AND TERMS OF REFERENCE

     In March 2004, Roscoe Postle Associates Inc. (RPA) was retained by Lac Des Iles Mines Ltd. (LDIM) to prepare a NI43-101 Technical Report that will provide a Summary of LDIM's wholly owned Lac Des Iles Mine Underground Project (the Project) in northwestern Ontario, as of March 31, 2004. This Report is based on the Feasibility Study for Underground Mining at Lac Des Iles Mine, completed by RPA on February 27, 2004.

     LDIM proposes to develop a 2,000 tpd underground mine to run concurrently with the existing open pit. Existing facilities include:

          o The physical plant site complete with a 16,500 tpd mill, shops, warehouse, transformer station, administration, water supply, sewage, etc;

          o    Ore and waste rock stockpiles;

          o    A tailings impoundment facility;

          o    Camp;

          o    All necessary access roads.

     The open pit mining and milling operation operates at a nominal 15,000 tonnes per day, from which is produced a concentrate containing palladium with nickel, copper, platinum, gold and cobalt by-products.

     In 2003, the mill processed 5,159,730 tonnes of ore with a palladium head grade of 2.31 grams per tonne, producing 288,703 ounces of palladium at a recovery rate of 75.5%. All production was from the existing Roby open pit.

     By-product metal production included:

          o    23,742 ounces of platinum,

          o    23,536 ounces of gold,

          o    4,070,785 pounds of nickel, and


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          o    7,142,674 pounds of copper.

     LDIM's schedule for development of the underground mine is to begin construction in the second quarter of 2004. Production would commence in the third quarter of 2005. The projected life of the operation is approximately 4.8 years, not including the preproduction and closure periods.

     RPA representative Graham Clow first visited the site in January 2003 and subsequently in April 2003. David Rennie of RPA visited the site in July 2003. Site visits by other RPA personnel were carried out in November 2003 and January 2004.

     All monetary units in this report are Canadian dollars unless otherwise noted.



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
LIST OF ABBREVIATIONS

(degree)C      degree Celsius                          mph                mile per hour
A              ampere                                  MVA                megavolt-amperes
a              annum                                   MW                 megawatt
cfm            cubic feet per minute                   MWh                megawatt-hour
Btu            British thermal units                   m3/h               cubic metres per hour
C$             Canadian dollars                        oz                 troy ounce (31.1035g)
cm             centimetre                              oz/dmt             ounce per dry metric tonne
cm2            square centimetre                       ppm                part per million
d              day                                     psia               pound per square inch absolute
dia.           diameter                                psig               pound per square inch gauge
dmt            dry metric tonne                        s                  second
ft             foot                                    t                  metric tonne
ft/s           foot per second                         tpa                metric tonne per year
ft2            square foot                             tpd                metric tonne per day
ft3            cubic foot                              US$                United States dollar
g              gram                                    USg                United States gallon
gal            Imperial gallon                         USgpm              US gallon per minute
g/l            gram per litre                          v                  volt
g/t            gram per tonne                          w                  watt
gpm            Imperial gallons per minute             wmt                wet metric tonne
hr             hour                                    yd3                cubic yard
ha             hectare                                 yr                 year
hp             horsepower                              AQ                 27.1 mm diameter drill core
in             inch                                    BQ                 36.5 mm diameter drill core
in2            square inch                             cfm/BHP            cubic feet per minute per brake
J              joule                                                      horsepower
                                                       g/cc               grams per cubic centimetre
Kg             kilogram                                L                  Level
Km             kilometre                               LOMP               Life of Mine Plan
km/h           kilometre per hour                      l/day              litres per day
km2            square kilometre                        m3/s/kW            cubic metres per second per kilowatt
kPa            kilopascal                              mPa                millipascals
kVA            kilovolt-amperes                        NQ                 47.7 mm diameter drill core
kW             kilowatt                                0                  diameter
kWh            kilowatt-hour                           NSR                Net Smelter Return
L              litre                                   PGE                Platinum group elements
l/s            litres per second                       PGM                Platinum group metals
M              metre                                   QA                 quality assurance
m2             square metre                            PM                 preventative maintenance
m3             cubic metre                             QC                 quality control
Min            minute                                  SD                 standard deviation
Masl           metres above sea level                  USgpd              US gallons per day
Mm             millimetre                              w.g.s.p.           Water gauge standard pressure


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3    DISCLAIMER

     Roscoe Postle Associates Inc. (RPA) has prepared this report for Lac Des Iles Mines, Ltd. (the Client). The information, conclusions, opinions, and estimates contained herein are based on:

          o information available to RPA at the time of preparation of this report,

          o assumptions, conditions, and qualifications as set forth in this report, and,

          o data, reports, and opinions supplied by the Client and other third party sources (listed below). RPA does not guarantee the accuracy of conclusions, opinions, or estimates that rely on third party sources for information that is outside the area of technical expertise of RPA.

     RPA relied on third party sources for the following information.

          o Geotechnical Considerations: Itasca Consulting Canada, Inc. prepared parts of Section 18 Other Relevant Data and Information.

     The information, conclusions, opinions, and estimates prepared by Itasca contained herein are based on:

          o information available to Itasca at the time of preparation of this report,

          o assumptions, conditions, and qualifications as set forth in this report, and,

          o data, reports, and opinions supplied by the Client and other third party sources (see References). Itasca does not guarantee the accuracy of conclusions, opinions, or estimates that rely on third party sources for information that is outside the area of their technical expertise.


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4    PROPERTY DESCRIPTION AND LOCATION

     The Lac Des Iles property comprises approximately 8,700 hectares of mineral claims and leases. The property is located at Latitude 49o 10' North, Longitude 89o 37' W, 85 km northwest of the community of Thunder Bay in north-western Ontario, at an elevation of approximately 490 masl.

     The mine, mill and tailings impoundment area lie in the Boreal Forest ecoregion, characterized by typical northern Ontario bushland, heavily forested with numerous lakes and beaver swamps.


MINING TENURE

     Lac Des Iles Mines Ltd. (LDIM) is a subsidiary of North American Palladium Ltd. (NAP), a Canadian company publicly listed on the TSX. LDIM holds four Mining Leases, Land Registry Parcel Nos: 2982, 2983, 2984, 2985, comprising 85 mining claims. Contiguous with these Leases are 74 mining claims consisting of 418 claim units, for a total property size of 7,933 hectares.

     LDIM is the only developed mine in the area. The surrounding land use is Crown land, with wilderness and recreation values, although access is limited. The area is part of a registered trap line. The mine site straddles the Spruce River and Dog River/Matawin Forests. LDIM co-operates with the Sustainable Forest Licence holders utilizing the area to ensure that marketable timber is harvested.

     Land use prior to mine development was primarily recreational, forest resource extraction, and trapping.


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ROYALTIES

     The following information was obtained from the North American Palladium Ltd. 2002 Annual Report to Shareholders:

     "UNDER THE TERMS OF A ROYALTY AGREEMENT WITH THE SHERIDAN PLATINUM GROUP INC. AND JOHN PATRICK SHERIDAN (TOGETHER REFERRED TO AS "THE SHERIDAN GROUP"), LDIM IS OBLIGATED TO PAY TO THE SHERIDAN GROUP A ROYALTY EQUAL TO 5% OF "NET CASH PROCEEDS" RECEIVED FROM CONCENTRATES AND OTHER PRODUCTS PRODUCED AT THE LAC DES ILES MINE. THE TERM OF "NET CASH PROCEEDS" IS DEFINED IN THE ROYALTY AGREEMENT GENERALLY AS THE NET PROCEEDS OF SALE RECEIVABLE BY LAC DES ILES MINES LTD. FROM THE PRODUCTION AND SALE OF CONCENTRATES FROM THE LAC DES ILES MINE AFTER DEDUCTING THE COSTS OF SAMPLING, ASSAYING, TRANSPORTING AND INSURING THE CONCENTRATE; SMELTING, PROCESSING AND REFINING CHARGES AND PENALTIES (EXCLUDING LAC DES ILES MINES LTD.'S OWN PROCESSING COSTS) AND ALL APPLICABLE TAXES AND ROYALTIES THAT MUST BE PAID IN RESPECT OF THE MINING OPERATIONS. ALL MINING OPERATIONS AT THE LAC DES ILES MINE ARE ON THE MINING LEASES COVERED BY THE ROYALTY AGREEMENT."


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                                      [MAP]















                                                                      FIGURE 4.1
                                                         LAC DES LLES MINES LTD.
                                                               LAC DES LLES MINE
                                                            NORTHWESTERN ONTARIO
                                                                    LOCATION MAP


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5    ACCESSIBILITY, CLIMATE, LOCAL RESOURCES, INFRASTRUCTURE AND PHYSIOGRAPHY

ACCESS

     Access to the site is via a paved provincial highway (No. 527) from Thunder Bay and then via a 15 km all-weather private road to the mine site. The site itself is served by well-maintained hard surface roads.


CLIMATE

     The Lac des Iles area experiences hot summers and cold, snowy winters. Maximum and minimum temperatures range from an extreme low of -50 oC in the winter months to an extreme high of 38 oC in the summer months. Winter lows of -40 oC are not uncommon in January and February.

     Mean annual precipitation for Lac des Iles mine is about 714 mm. The area is snow-covered for 5 1/2 months per year with monthly snowfalls ranging from 27 to 45 cm.

     Prevailing winds in Lac des Iles are from the northwest. The relative humidity ranges from 50% to 77%.


LOCAL RESOURCES

     Thunder Bay is the major service centre for northwestern Ontario and provides most of the services required by the operation. This includes an airport with regular daily service to major Canadian cities, rail connections and ocean access via the Great Lakes and St. Lawrence Seaway.

     Most consumables including fuel, cement, natural gas and propane are readily available in Thunder Bay.


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INFRASTRUCTURE

     A site plan drawing is shown in Figure 5.1. The main existing facilities are the new camp area, the old camp area, main office and tire shop, old mill area, the new mill area, which includes the open pit shops, warehouse and operational offices, the open pit and stockpile area, and the tailings management facility.


OLD CONCENTRATOR BUILDING

     The old concentrator building will be modified to house the mine dry (change house), offices and maintenance shop required for the underground mine.


CAMP FACILITIES

     With the construction of the new mill, a 324-person camp and recreational complex was built. This facility is at capacity and will be expanded to accommodate the underground workforce.


WAREHOUSE AND LOGISTICS

     All purchasing is handled by the onsite staff, with regular freight movement between the site and Thunder Bay. The trucking contractor maintains a transshipping warehouse in Thunder Bay for LDIM material. Road access to the site is adequate for moving in most materials, including oversize mining equipment.

     It is planned to increase warehouse space to accommodate spares for underground through moving the adjacent welding shop into the planned new maintenance building.


STOCKPILES

     Waste dumps and ore stockpiles of various grades have been established on surface near the concentrator facilities.


TAILINGS MANAGEMENT FACILITY

     Tailings from the mill are deposited and water reclaimed for use in the concentrator.


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SERVICES

     Water and sewer services are supplied independently for each facility and are considered by LDIM to be adequate for current needs. Expansion of potable water and sewer services are required for the underground workforce additions.


POWER

     Electrical power is supplied by Hydro One via a 118 kV line to a main substation on site. Site distribution is by 4160 V overhead lines around the site, maintained by LDIM personnel.


PHYSIOGRAPHY

     North-western Ontario lies within the Canadian Shield, a boreal forest ecoregion, characterized by heavily forested bushland, with numerous lakes and beaver swamps. Drainage is generally south to Lake Superior. Local land use is primarily forestry-related. The topography of the site is favourable for the placement of facilities, being generally flat with little relief.


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6    HISTORY

     The LDIM property was first recognized by prospectors in 1963. Over the next 25 years, various exploration programs were undertaken by a number of companies, including Anaconda, Texas Gulf Sulphur, and Boston Bay Mines.

     In 1990, Madeleine Mines Ltd. developed the property. After intermittent production and further capital expenditures, commercial production was achieved with an open pit operation in December 1993. Following a corporate reorganization, North American Palladium Ltd (NAP) was formed. In 2000, LDIM commenced an expansion program and, in the second quarter of 2001, a new 15,000 tonnes per day mill was commissioned. The mill achieved the 15,000 tonnes per day throughput rate in August 2002.

     In 1999, LDIM commenced an extensive exploration program that identified potential mineralization at depth, below the ultimate pit bottom elevation.

     Over the past three years, LDIM has further delineated this mineralization, identifying two zones with potential for underground mining - the Main High Grade Zone (extension of the open pit Main Zone) and the Offset Zone, ranging from 500 m to 900 m below surface. The focus of subsequent studies was the Main High Grade Zone.


PRIOR RESOURCE ESTIMATES

     The most recent independent resource and reserve estimates for the property were completed by Pincock, Allen and Holt (PAH) in June 2003 in a NI 43-101 report, as shown below in Table 6.1.


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                     TABLE 6.1 LDIM RESOURCES - JUNE 2003
               LAC DES ILES MINES LTD. - LAC DES ILES U/G PROJECT

                CONFIDENCE                     TONNES        PD        PT          AU         CU        NI
                 CATEGORY                     `000 DMT       G/T       G/T         G/T        %         %
OPEN PIT
Measured                                       33,298        1.78      0.20        0.14       0.06      0.08

Indicated                                      16,918        2.00      0.22        0.15       0.07      0.08

Measured & Indicated                           50,215        1.85      0.21        0.15       0.06      0.08

Stockpiles (measured)                           2,535        1.65      0.17        0.14       0.05      0.08

TOTAL MEASURED INDICATED RESOURCE              52,750        1.84      0.21        0.15       0.06      0.08

INFERRED                                          110        1.49      0.17        0.11       0.06      0.07


                                                   UNDERGROUND

Measured                                            -           -         -           -          -         -

Indicated                                       5,134        5.87      0.35        0.29       0.06      0.07

TOTAL MEASURED INDICATED RESOURCE               5,134        5.87      0.35        0.29       0.06      0.07

INFERRED                                        7,218        5.52      0.33        0.30       0.08      0.13


COMBINED OPEN PIT & UNDERGROUND

Measured                                       33,298        1.78      0.20        0.14       0.06      0.08

Indicated                                      22,051        2.90      0.25        0.19       0.06      0.08

MEASURED & INDICATED                           55,349        2.23      0.22        0.16       0.06      0.08

Stockpiles (measured)                           2,535        1.65      0.17        0.14       0.05      0.08

TOTAL M&I RESOURCE                             57,884        2.20      0.22        0.16       0.06      0.08

INFERRED                                        7,329        5.46      0.33        0.30       0.08      0.13

Source: Pincock Allen & Holt Technical Report, September 12, 2003

Notes:
     1. The open pit resources were calculated at a cut-off grade of 1.1 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.
     2. The open pit resources were restricted within the Feasibility Study ultimate pit design, which assumed an average long-term Palladium price of US$400 per ounce.
     3. The underground resources were calculated at a cut-off grade of 3.5 grams of Palladium per tonne assuming an average long-term Palladium price of US$325 per ounce.
     4. The underground resources were estimated to commence at an elevation of 209 masl, the current ultimate pit bottom of the Modified Phase IV pit design.
     5. The underground resources were restricted to the Offset zone and to a 30 metre envelope around the Main High-Grade zone.


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PRIOR UNDERGROUND MINING STUDIES

     LDIM carried out two scoping studies on the potential for underground mining. Dynatec Mining Corporation completed a study in July 2001 and James McCormack, P.Eng, an independent mining engineer, completed a second study in April 2002. Dynatec compared shaft vs. ramp access and came to the conclusion that a ramp (collared at surface) was the most attractive option for ore down to 100 masl. The McCormack plan contemplated shaft access, with an in-pit ramp for exploration purposes.

      The Dynatec study included an estimate of capital and operating costs and a comparison of access methods. No production forecast or economic analysis was included. The McCormack study included a production forecast (reserves estimated to be 3.8 million tonnes at 5.3 g/t palladium), but no economic analysis.

     Following is a comparison table of the estimated costs in the two Scoping Studies. In both cases, RPA has made adjustments in order to approximate ramp access. The numbers presented should be considered order-of-magnitude only.


               TABLE 6.2 PRIOR UNDERGROUND MINING SCOPING STUDIES
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

                                                   MCCORMACK                      DYNATEC
Access                                       Shaft, exploration ramp        Ramp from surface

Production Rate                                    2,000 tpd                     1,000 tpd

Reserve Drilling/FS Schedule                        3 years                 Concurrent with PPD

PPD Schedule                                        2 years                       2 years

Capital Cost (excluding reserve drilling)    C$45 to C$50 million 1           C$30 million 1

Mining Operating Cost per tonne ore                C$32.00 2                     C$51.00 2


NOTE 1: Both estimates are for PPD only. McCormack estimate adjusted by RPA to remove shaft option. Dynatec estimate includes cost of owner purchased equipment for operating.
NOTE 2: Both estimates are based on owner operated mining. Dynatec estimate adjusted by RPA to remove contingency and equipment rental.


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     In February 2003, LDIM commissioned RPA to prepare a Pre-Feasibility Study for Underground Mining at the Lac Des Iles Mine (the Pre-Feasibility Study), which RPA completed on July 31, 2003. After review of the Pre-Feasibility Study, LDIM commissioned RPA to complete a Feasibility Study for underground mining, which was completed February 27, 2004. ROSCOE POSTLE ASSOCIATES INC.


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7    GEOLOGICAL SETTING

     The following geological description is summarized from a paper by M. J. Lavigne, Vice President-Exploration, North American Palladium Ltd, and M. J. Michaud, Senior Project Geologist, SRK Consulting, titled "Geology of North American Palladium Ltd.'s Roby Zone Deposit, Lac des Iles". The paper was published in CIM Exploration and Mining Geology, Vol 10 Nos. 1 and 2, 2001.


REGIONAL GEOLOGY

     The Lac Des Iles Mine area is underlain by mafic to ultramafic rocks of the Archean Lac Des Iles Intrusive Complex (LDI-IC). These rocks have intruded granites and greenstones of the Wabigoon Subprovince of the Superior Province (Figure 7.1). The LDI-IC lies immediately north of the Wabigoon-Quetico Subprovince boundary, along which mafic and ultramafic intrusions are common, extending 300 km from Rainy Lake to Lake Nipigon. The LDI-IC is the largest of a series of these intrusions, which collectively define a 30 km diameter circular pattern in the LDIM area.


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                                      [MAP]













                                                                      FIGURE 7.1
                                                         LAC DES ILES MINES LTD.
                                                      LAC DES ILES MINE, ONTARIO
                                                                REGIONAL GEOLOGY



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LOCAL & PROPERTY GEOLOGY

     The mine lies in the southern portion of the LDI-IC, in a roughly elliptical intrusive package measuring 3 km long by 1.5 km wide (Figure 7.2). These rocks, locally termed the Mine Block Intrusive (MBI), comprise a very wide range of textures and mafic and ultramafic compositions. The MBI is host to a number of PGE deposits, and the most important of these is the Roby Zone. The Roby Zone consists of three smaller zones: the North Roby, High Grade (or Shear), and Breccia Zones. The main area of economic interest for underground mining is the High Grade Zone of the Roby Deposit, extending beneath the Roby Pit.

     The Mine Block Intrusion (MBI) is texturally and compositionally complex. Its composition ranges from anorthosite to clinopyroxenite, leuco-gabbronorite to melanonorite and includes magnetite-rich gabbro. Textures include equigranular, fine- to coarse-grained, porphyritic, and pegmatitic, varitextured units and heterolithic gabbro breccia. These last three textural types are the most common host to PGE mineralization, including the Roby Zone.

     The MBI consists of two lithologically distinct domains. The oval-shaped domain immediately south of Lac des Iles is lithologically complex and contains widespread PGE mineralization, while the domain further to the south is dominated by massive medium-grained PGE-barren gabbronorite (Figure 7.3).

     Systematic surface sampling of the massive gabbronorite has demonstrated its PGE content to be anomalously low. Extensive stripping has revealed that the interior of the oval-shaped domain has an abundance of monolithic and heterolithic breccia with an average composition of gabbronorite. Within this area, individual lithological units are not laterally extensive signifying a chaotic distribution of lithologies.


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                                      [MAP]













                                                                      FIGURE 7.2
                                                         LAC DES ILES MINES LTD.
                                                      LAC DES ILES MINE, ONTARIO
                                                                   LOCAL GEOLOGY



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                                      [MAP]
















FIGURE 7.3
LAC DES ILES MINES LTD.
LAC DES ILES MINE, ONTARIO
GEOLOGY OF THE LAC DES ILES INTRUSIVE



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     The most laterally continuous unit is a massive medium-grained gabbro, referred to as East Gabbro (termed EGAB by mine staff). It is adjacent to a varitextured gabbro "rim" to the west and more equigranular gabbronorite (GN) to the east. The varitextured rim is host to the Roby Zone palladium deposit where heterolithic gabbro breccia (HGAB) is common, occurring as pipes and pods, and large blocks (~60 m) of varying composition.

     The principal rock types in the mine area, as defined and labelled by the mine staff, are:

          o Heterolithic Gabbro (HGAB) - described above, it is the principal host for the Roby Zone.

          o East Gabbro (EGAB) - also described above, it is a barren unit bounding the Roby Zone to the east.

          o Pyroxenite (PXN) - steeply-dipping thin layer situated along the contact between the Heterolithic Gabbro and East Gabbro. It hosts the highest proportion of the Shear Zone.

          o Gabbronorite (GN) - 20 m to 50 m thick steeply-dipping slab located along the north-western contact of the East Gabbro, it is also a host unit of the Shear Zone although to a lesser degree than the PXN.

          o Gabbronorite Breccia (GNBX) - Pd-mineralized (Twilight Zone) heterolithic breccia, similar to the HGAB but without pegmatitic phases or varitextured gabbro. It occurs as a roughly cylindrical pod, approximately 150 m in diameter, completely enclosed by EGAB.

          o Shear Zone - north-northwest to north-northeast striking, steeply to moderately easterly dipping shear, up to 20 m thick in places, and host to high-grade PGE mineralization. Occurs primarily in the PXN and GN, along the eastern margin of the Roby Zone.

          o Offset Zone - faulted down-dip extension of the Shear Zone (see Figure 7.4).

          o    Dikes - late, post-ore mafic dikes.



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                                      [MAP]



















FIGURE 7.4
LAC DES ILES MINES LTD.
LAC DES ILES MINE, ONTARIO
PROPERTY GEOLOGY



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8    DEPOSIT TYPES

     The Roby Zone is a bulk PGE deposit with a minimum north to south length of 950 m, a width of 815 m (including the Twilight Zone) and has been intersected at a depth of 1000 m by core drilling. The Roby Zone comprises three distinct ore types: High Grade Ore (7.6% of volume), North Roby Ore (5.3% of volume) and Breccia Ore (87.1% of volume). The High Grade Ore is the primary ore-type contemplated for underground mining operations.

     High Grade Ore (Shear Zone) is hosted mainly within a portion of a 15 to 25 metres thick unit of PXN/melanogabbro (Figures 7.3 and 7.4). It is located in the east-central portion of the Roby Zone, bounded by the barren EGAB hangingwall and HGAB-hosted Breccia Ore to the west. The Shear Zone is primarily confined to a 400 m long segment of the PXN, although it does extend northward into the GN.

     The Shear Zone dips near-vertically near surface and flattens to nearly 45 degrees at depth. The zone appears to be terminated down-dip by a relatively flat fault. Below this interpreted structure, a similar higher-grade zone (Offset Zone) has been intersected in drillholes, displaced some 300 m or so to the west (Figure 8.1).

     High Grade Ore host-rock is composed predominantly of locally fissile secondary silicates, including amphibole and chlorite that are aligned parallel to the walls of the shear zone.


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                                      [MAP]













                                                                      FIGURE 8.1
                                                         LAC DES ILES MINES LTD.
                                                      LAC DES ILES MINE, ONTARIO
                                                   TYPICAL CROSS SECTION THROUGH
                                                    LAC DES ILES MINERAL DEPOSIT


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9    MINERALIZATION

     Palladium and platinum mineralization within the Shear Zone consists primarily of fine-grained PGE sulfide, braggite and telluride minerals, merenskyite and kotulskite (Sweeny, 1989; quoted in Lavigne and Michaud, 2001). These are present interstitially to cumulus grains and as inclusions within secondary silicates.

     Higher PGE grades (mean - 7.89 g/t Pd, maximum - 55.95 g/t Pd) occur in those portions of the PXN that are altered to an assemblage of amphibole (anthophyllite-actinolite-hornblende) -talc-chlorite. The PGE tenor is not proportional to the sulfide content and samples free of visible sulfide often contain more than 10 g/t Pd. The high-grade mineralization is located primarily within the western, highly altered portion of the PXN, as much of the PXN in between the barren EGAB and the Shear Zone is low grade.

     Within the PXN, the intensity of silicate alteration decreases eastward towards the EGAB contact, as does the Pd tenor. In addition, a 6-metre selvage of alteration on the western border of the EGAB along the PXN contact is coincidental with anomalously high Pd tenor when compared to EGAB further from the contact. The higher grade "High Grade Ore" is not restricted to the PXN as it commonly straddles the PXN/gabbro breccia contact to depths exceeding 250 m.

     Platinum group and chalcophile elements occur in variable amounts in almost every ore type within the Roby Zone. Twelve PGMs have been identified in the Roby Zone, including braggite (Pt,Pd)S, kotulskite Pd(Te,Bi)2, isometrieite Pd11(Sb,Te)2As2, merenskyite PdTe2, moncheite PtTe2, palladoarsenide Pd2As, sperrylite PtAs2, stibiopalladinite Pd5Sb2, stillwaterite Pd8As3, vysotskite PdS, unnamed Ag4Pd3 te4 and Pd5As2 (Watkinson and Dunning, 1979; Cabri and Laflamme, 1979; Sweeny, 1989; quoted in Lavigne and Michaud, 2001). Palladium also occurs in solid solution in melonite, gold, and pentlandite (Dunning, 1979; quoted in Lavigne and Michaud, 2001).


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     The majority of PGMs occur either within sulfides, or associated with sulfides at sulfide-silicate boundaries and occur as discrete minerals as inclusions within secondary silicates of altered rocks (Sweeny, 1989; quoted in Lavigne and Michaud, 2001). The PGM minerals present are summarised below in Table 9.1.


                      TABLE 9.1 PLATINUM GROUP MINERALS IN
                                    ROBY ZONE
               LAC DES ILES MINES LTD. - LAC DES ILES U/G PROJECT


                MINERAL                               CHEMICAL FORMULA
              --------------------------------------------------------------
                Braggite                              (Pt,Pd)S
                Kotulskite                            Pd(Te,Bi)2
                Isometrieite                          Pd11(Sb,Te)2As2
                Merenskyite                           PdTe2
                Moncheite                             PtTe2
                Palladoarsenide                       Pd2As
                Sperrylite                            PtAs2
                Stibiopalladinite                     Pd5Sb2
                Stillwaterite                         Pd8As3
                Vysotskite                            PdS
                Unnamed                               Ag4Pd3 te4
                Unnamed                               Pd5As2
                Melonite, gold, pentlandite           Pd in solid solution



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10   EXPLORATION

     The property was the subject of a Technical Report by Pincock, Allan & Holt
(PAH) in September 2003. This report has been filed on SEDAR and is publicly available. Parts of Sections 10 through 14 of this report are quoted from the PAH report.

     From PAH, 2003:

          "THE PROPERTY HAS BEEN MAPPED BY SEVERAL COMPANIES SINCE THE 1960S... ...THE FIRST DETAILED MAPPING OF THE ROBY ZONE WAS CONDUCTED BY LDI
     DURING THE PERIOD 1992-1994. DURING THIS PERIOD THE EASTERN PART OF THE ZONE WAS STRIPPED OF OVERBURDEN, THEN MAPPED AND SAMPLED. THIS PROGRAM CONTINUED IN 1995 OVER THE SOUTH ROBY AREA.

          IN 1998 THE AREA BETWEEN THE SOUTH PIT AND THE MAIN PIT WAS STRIPPED, MAPPED AND CHANNEL SAMPLED. IN 1999 THIS PROGRAM WAS EXPANDED TO THE AREA EAST OF THE ROBY PIT AND RESULTED IN THE DISCOVERY OF THE MINERALIZED TWILIGHT ZONE."

     Lac Des Iles Mine is an operating mine; exploration in the immediate area of the deposit has been completed. ROSCOE POSTLE ASSOCIATES INC.


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11   DRILLING

     From PAH, 2003:

          "THE PROPERTY HAS BEEN SUBJECTED TO NUMEROUS DRILL CAMPAIGNS SINCE THE EARLY 1970S, SUMMARIZED IN THE FOLLOWING TABLE:

                          TABLE 11.1 DRILLING PROGRAMS
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

                                                                                           LENGTH
        YEAR               OPERATOR               TYPE                 HOLES                (M)
--------------------------------------------------------------------------------------------------------
                           BOSTON
        1970'S               BAY                 CORE AQ                111                17,822
                          MADELEINE
        1986                MINES                CORE BQ                  9                 1,893
                          MADELEINE
        1987                MINES                CORE BQ                  2                   176
        1992                LDIM                 CORE BQ                 22                 1,177
        1995                LDIM                 CORE BQ                 56                 7,802
        1997                LDIM                 CORE BQ                 19                 4,243
        1998                LDIM                 CORE BQ                 35                 5,166
        1998                LDIM                PERCUSSION              108                 3,272
        1999                LDIM                 CORE NQ                175                51,389
        1999                LDIM                PERCUSSION               75                 2,294
        2000                LDIM                 CORE NQ                232               114,479
        2001                LDIM                 CORE NQ                 45                28,620
        2002                LDIM                 CORE NQ                 82                46,872
        2003                LDIM                 CORE NQ                 24                 9,176
--------------------------------------------------------------------------------------------------------
        TOTAL                                                           995               294,381

Source: PAH, 2003


          FROM MAY 1997 TO MAY 2001, MATAWIN MINERAL EXPLORATION INC., UNDER CONTRACT TO LDIM, MANAGED THE EXPLORATION AND DRILLING PROGRAMS ON THE PROPERTY. IN MAY OF 2001, LDIM ESTABLISHED ITS OWN METALS EXPLORATION DIVISION. ALL HOLE COLLARS HAVE BEEN SURVEYED USING KNOWN MINE STATIONS. SINCE 1995 ALL HOLES HAVE BEEN SURVEYED DOWNHOLE EITHER WITH A TROPARI INSTRUMENT OR


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      REFLEX MAXIBOR, A NON-MAGNETIC LIGHT LOG METHOD. CORE RECOVERY IS
      EXCELLENT THROUGHOUT THE DEPOSIT AND IS REPORTED TO AVERAGE CLOSE TO 100 PERCENT.


          CHIBOUGAMAU DIAMOND DRILLING HAS BEEN THE DRILL CONTRACTOR SINCE 1999. THE DRILLERS DELIVER THE CORE DAILY TO THE CORE LOGGING FACILITIES IN A SECURE WOODEN BUILDING WHERE THE GEOLOGISTS MEASURE AND PHOTOGRAPH THE CORE, THEN TAKE RQD MEASUREMENTS AND SPECIFIC GRAVITY SAMPLES EVERY 30 METERS. THE CORE IS THEN LOGGED AND MARKED FOR SAMPLING. THE DRILLING PROCEDURES, CORE HANDLING AND LOGGING ARE IN CONFORMANCE WITH ACCEPTED INDUSTRY STANDARDS USING ACCEPTED INDUSTRY PRACTICES.


          A MAJOR CORE DRILLING PROGRAM WAS CONDUCTED IN 1999, THE RESULTS OF WHICH FORMED THE BASIS FOR PROCEEDING WITH THE 1999 FEASIBILITY STUDY ON THE DEVELOPMENT OF A LARGER-SIZED OPEN-PIT OPERATION. DRILLING CONDUCTED IN 2000 WAS AGAIN FOCUSED ON EXPANDING THE RESOURCE OF THE ROBY ZONE FOR POTENTIAL OPEN PIT MINING. THE EXCEPTIONS TO THIS WERE SIX DEEP HOLES DRILLED EARLY IN THE YEAR. DRILLING IN 2001 CONCENTRATED ON EXTENDING THE MAIN HIGH GRADE ZONE TO DEPTH, WHICH LED TO THE DISCOVERY OF THE OFFSET HIGH GRADE ZONE. DRILLING IN 2002 WAS INTENT ON INCREASING THE LEVEL OF CONFIDENCE IN THE MAIN HIGH GRADE ZONE TO MEASURED AND INDICATED BEFORE PROCEEDING WITH THE FEASIBILITY STUDY FOR UNDERGROUND MINING.
      DRILLING IN 2003 FOCUSED ON DISCOVERING NEW NEAR SURFACE MINERALIZATION."

     Further delineation of the underground orebody limits, including hangingwall contact, economic footwall boundary and north and south extents will be carried out by diamond drilling from underground workings. An allowance has been made for this work to be carried out by contractors.


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12   SAMPLING METHOD AND APPROACH

     From PAH, 2003:

          "SITE SAMPLING METHODS FOLLOW A TYPICAL METAL EXPLORATION PROTOCOL. THE GEOLOGIST MARKS THE CORE FOR SAMPLING. THE ENTIRE HOLE IS SPLIT USING A HYDRAULIC CORE SPLITTER ON A 3-METER SAMPLE INTERVAL EXCEPT FOR THE HIGH-GRADE SHEAR ZONE THAT WAS SAMPLED IN 1.5-METER INTERVALS FOR DRILLING DONE IN 1999-2001, AND 1.0 METRE FOR DRILLING COMPLETED IN 2002-2003. LITHOLOGY AND GEOLOGICAL CONTACTS OCCASIONALLY NECESSITATE SMALLER SAMPLE INTERVALS. ONE-HALF THE CORE IS SENT FOR ASSAY WITH THE REMAINDER STORED ON RACKS ON SITE. THE SAMPLING PROCEDURES ARE PERFORMED ACCORDING TO ACCEPTED INDUSTRY STANDARDS USING ACCEPTED INDUSTRY PRACTICES.

          THE CHANNEL SAMPLES WERE COLLECTED FROM SAWN BLOCKS, 3 X 8 X 20 CENTIMETERS ON 1.5- X 1.5-METER OR 1.5- X 3.0- METER GRIDS. PAINT AND TAGS ON THE OUTCROP ARE USED TO MARK LOCATIONS."



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13   SAMPLE PREPARATION, ANALYSES AND SECURITY

     From PAH, 2003:

          "PREVIOUS TO 1998, ASSAYS WERE CARRIED OUT AT A VARIETY OF LABS INCLUDING THE LDIM MINE SITE LAB, XRAL IN QUEBEC, ALS CHEMEX IN VANCOUVER, ACCURASSAY IN THUNDER BAY AND BARRINGER IN TORONTO. IN 1998 MOST OF THE SAMPLES WENT TO ACCURASSAY WITH ONLY A FEW HOLES TO THE MINE LAB. IN 1999 ACCURASSAY WAS THE PRIMARY LAB, WITH THE MINE LAB AND ALS CHEMEX PERFORMING CHECKS. ALS CHEMEX WAS THE PRIMARY LAB USED IN 2000 AND 2001, WITH ONE IN 20 SAMPLES CHECKED AT ACCURASSAY AND THE MINE ASSAY LAB. ACCURASSAY WAS THE PRIMARY LAB IN 2002-2003, WITH CHECK ASSAYS CARRIED OUT BY LAKEFIELD & CHEMEX. ALS CHEMEX SAMPLE PREP IS DONE IN THE THUNDER BAY FACILITY AND ASSAYED IN VANCOUVER. IN ADDITION TO THE COMMERCIAL LAB'S STANDARDS AND BLANKS, LDIM INSERTS TWO PALLADIUM STANDARDS AND ONE BASE METAL STANDARD AT A RATE OF ONE STANDARD FOR EACH 40 SAMPLES. BLANKS ARE INSERTED AT EVERY 20TH SAMPLE. ONE OF TWO AVAILABLE PALLADIUM STANDARDS ARE INSERTED AT EVERY 30TH SAMPLE.

          PAH HAS NO REASON TO BELIEVE THAT THE ASSAYS ARE BIASED IN ANY WAY. ALL ASSAYING FOLLOWS ACCEPTED INDUSTRY STANDARDS USING ACCEPTED INDUSTRY PRACTICES AT RECOGNIZED LABORATORIES AND IS SUPPORTED BY EXTENSIVE RECONCILIATION DATA. PAH NOTES THAT AS A PRODUCING OPERATION WITH SALES RECORDS AND RECORDED INCOME, NO UNUSUAL SECURITY MEASURES ARE WARRANTED."



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14   DATA VERIFICATION

     From PAH, 2003:

          "AGRA SIMONS CONDUCTED SUBSTANTIAL CHECKS ON THE DATABASE FOR THE OPEN PIT FEASIBILITY STUDY (MAY 2000) THAT INCLUDED OVER 93,400 METERS OF DRILLING IN 419 DIAMOND DRILL HOLES AND 183 PERCUSSION HOLES. THE PERCUSSION HOLES ARE CONFINED TO THE NORTH ROBY ZONE AND WERE USED IN GRADE CALCULATIONS, BUT NOT IN THE CLASSIFICATION OF ORE RESERVES.

          AGRA SIMONS CHECKED 10 PERCENT OF THE ASSAY AND GEOLOGICAL DATABASE FOR ACCURACY. IN THE ORIGINAL 43-101 FILING FOR NAP, PAH CHECKED FIVE HOLES SELECTED AT RANDOM CONTAINING 250 ASSAYS, AND AGREES WITH AGRA SIMONS THAT THE DATABASE USED IN CONSTRUCTION OF THE GEOLOGICAL AND RESOURCE MODEL MEETS INDUSTRY STANDARDS.

          AGRA SIMONS MADE A NUMBER OF ADJUSTMENTS TO THE DATABASE. UNSURVEYED DRILL HOLES FROM EARLIER DRILL CAMPAIGNS WERE CORRECTED BY USING DATA DERIVED FROM SURVEYED HOLES AND IN ADDITION, THE CORRECTED HOLES WERE CLIPPED AT DEPTH TO PREVENT EXCESSIVE ERRORS.

          SEVERAL ADJUSTMENTS WERE MADE TO THE ASSAY DATABASE TO COMPENSATE FOR DIFFERENCES IN ASSAY PROTOCOL. AGRA SIMONS COMPARED THE VARIOUS CHECK ASSAYS AND CONCLUDED THAT THE ACCURACY AND PRECISION OF THE RESULTS ARE WITHIN ACCEPTED INDUSTRY STANDARDS. SOME OF THE NICKEL ASSAYS WERE ASSAYED FOR TOTAL NICKEL AS OPPOSED TO SULPHIDE-NICKEL. AGRA SIMONS USED EXISTING CHECK-ASSAYS TO REDUCE THE TOTAL NICKEL ASSAYS DOWNWARD TO MAKE THEM COMPARABLE TO SULPHIDE-NICKEL ASSAYS WHICH MORE ACCURATELY REFLECT RECOVERABLE NICKEL. PAH AGREES WITH THE METHODOLOGY USED IN ARRIVING AT THE PALLADIUM AND NICKEL ASSAYS USED IN THE DATABASE.


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          PAH REVIEWED THE DATA HANDLING PROCEDURES USED BY AGRA SIMONS IN THE
     ORIGINAL TECHNICAL REPORT AND FOUND THAT THEY CONFORMED TO ACCEPTED ENGINEERING PRACTICE. PAH IS OF THE OPINION THAT THE DATABASE HAS BEEN PREPARED ACCORDING TO ACCEPTED INDUSTRY STANDARDS USING ACCEPTED INDUSTRY PRACTICES AND THAT THE WORK COMPLETED HAS BEEN BOTH THOROUGH AND AS ACCURATE AS POSSIBLE GIVEN THE AVAILABLE DATA. PAH DID NOT UPDATE THE VERIFICATION FOR THIS REPORT, DUE TO THE EXTENSIVE RECONCILIATION HISTORY ON THE PROPERTY."

     RPA has not carried out complete validation and verification of the sample database at Lac Des Iles Mine, save for simple checks for overlapping intervals. The mine has been in operation for a number of years, using Mineral Resource and Reserve estimates derived from essentially the same database, without obvious problems. The block models for the open pit are checked against a block model derived from the blasthole samples on a regular basis, and there is reasonably good agreement between the two. In RPA's opinion, the diamond drilling database is reasonably sound, and is acceptable for use in Mineral Resource and Reserve estimation.


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15   ADJACENT PROPERTIES

     Some exploration has been conducted in the area, but no economically significant finds have been identified. There are no adjacent properties applicable to the subject of this report. ROSCOE POSTLE ASSOCIATES INC.











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16   MINERAL PROCESSING AND METALLURGICAL TESTING

CURRENT STATUS

     In 2002, the Lac des Iles mine completed its first full year as a large-scale open pit mining operation, with the mill achieving its design rate of 15,000 tonnes per day in August 2002. In September 2002, the primary crusher failed and portable crushers were used until repairs were completed in March 2003. A new primary crusher was installed in mid 2003 and, for the balance of 2003, the Company operated under normal conditions. This resulted in continued improvement in mill throughput and palladium production in the fourth quarter of 2003 with key operating rates in excess of budgeted levels. Metal production was above budget as a result of higher palladium head grades.


OPEN PIT

     In the Roby open pit in 2003, as reported by LDIM, an average of 39,895 tonnes per day were moved, comprising 12,045 tonnes per day ore and 27,849 tonnes per day waste, at an average strip ratio of 2.3 to 1. With addition of the 2,000 tpd underground mine, the open pit will be scheduled to mine at a 14,500 tonnes per day rate, providing a total scheduled millfeed of 16,500 tonnes per day.


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                    TABLE 16.1 HISTORICAL OPEN PIT PRODUCTION
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

                                         2003          2002            2001            2000
       ---------------------------------------------------------------------------------------
        ORE MINED (`000 TONNES)         4,397         7,251           5,768           2,689
        PD (G/T)                         2.48          1.49            1.44            2.95
        PT (G/T)                         0.22          0.16            0.16            0.23
        AU (G/T)                         0.21          0.12            0.10            0.24
        CU (%)                           0.08          0.05            0.04            0.08
        NI (%)                           0.10          0.07            0.06            0.10
        WASTE MINED (`000 TONNES)      10,165         9,828          19,174           7,508
        STRIP RATIO                    2.3: 1       1.4 : 1         3.3 : 1         2.8 : 1

        Source: LDIM Reports

PROCESS PLANT

     The LDI mill was expanded to its present capacity of plus 15,000 tonnes per day in 2001. After a difficult startup period, the mill achieved its design capacity rate in August 2002. The mill is a conventional flotation operation, with SAG and ball milling, followed by three stages of flotation and two stages of regrind. Final product is a bulk copper/nickel concentrate with high PGM values.

     The process is illustrated in Figure 16.1:


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                                    [PICTURE]













                                                                     FIGURE 16.1
                                                         LAC DES ILES MINES LTD.
                                                      LAC DES ILES MINE, ONTARIO
                                                              PROCESS FLOW SHEET



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     Since the startup of the new mill, LDI has undertaken an extensive performance improvement program aimed at maintaining throughput, and achieving higher palladium recovery. With this ongoing performance improvement program, the recovery of palladium has improved in the fourth quarter 2003 to the budget target of 75.1%. Maintaining throughput at the desired grind remains a challenge, requiring the use of portable secondary crushing to achieve the desired size distribution for SAG mill feed. Secondary crushing is currently supplied by a contractor; LDIM proposes to build a separate Screen & Crusher Building with a secondary cone crusher in advance of the SAG mill.

     Table 16.2 shows a summary of 2002 and 2003 production.


                      TABLE 16.2 2002/2003 MILL PERFORMANCE
               LAC DES ILES MINES LTD. - LAC DES ILES U/G PROJECT

                CATEGORIES                    2003                  2002
       ---------------------------------------------------------------------
        TONNES MILLED                       5,159,730             4,851,621
        PD HEAD GRADE (G/T)                    2.31                  1.91
        PD CONCENTRATE GRADE (G/T)            243.6                 257.0
        PD RECOVERY (%)                        75.5%                 73.8%
        CONCENTRATE TONNES                    36,869                27,179
        OUNCES PRODUCED
                PD                           288,703               219,325
                PT                            23,742                19,180
                AU                            23,536                16,030
        POUNDS PRODUCED
                CU                          7,142,674             5,295,486
                NI                          4,070,785             2,763,654
        MILL AVAILABILITY (%)                  91.1                  90.5

        NOTE 1: 2003 data from LDIM December 2003 Report


     Over the four months from November 2003 to February 2004, palladium recovery has averaged 76.3%.


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METALLURGICAL TESTING OF UNDERGROUND ORE

     LDIM carried out bench scale tests on four core composite samples from drillholes intersecting the underground deposit. The four drillholes are widely separated both north-south and in elevation. The results are listed in the following table:

                      TABLE 16.3 SUMMARY OF UNDERGROUND ORE
                              METALLURGICAL TESTING
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE


                                   HEAD GRADE
SAMPLE            PD (G/T)   PT (G/T)    AU (G/T)     CU (%)       NI (%)    MGO (%)
------------------------------------------------------------------------------------
02-015              7.34       0.37        0.15         0.05         0.10      14.7
02-029              3.45       0.19        0.07         0.02         0.06      12.5
02-040              8.92       0.25        0.11         0.03         0.07      12.6
02-092              8.16       0.37        0.55         0.10         0.15      14.2
AVERAGE             6.97       0.30        0.22         0.05         0.09      13.5


                                CONCENTRATE GRADE
SAMPLE            PD (G/T)   PT (G/T)    AU (G/T)     CU (%)       NI (%)    MGO (%)
------------------------------------------------------------------------------------
02-015             1,208       53.2        21.4          7.9          6.2      3.05
02-029               528       26.3         7.5          2.0          1.8      9.23
02-040             1,927       44.9        16.3          5.9          3.5      5.62
02-092               513       21.4        33.3          5.7          5.2      6.92
AVERAGE            1,044       36.5        19.6          5.4          4.2      6.21


                                  RECOVERY (%)
SAMPLE            PD         PT          AU           CU           NI        MGO
------------------------------------------------------------------------------------
02-015              82.3       72.3        69.4         81.9         31.4      0.10
02-029              76.3       68.8        50.6         66.0         15.4      0.37
02-040              85.8       72.8        60.1         82.9         21.1      0.18
02-092              81.5       75.7        78.0         77.2         46.7      0.63
AVERAGE             81.5       72.4        64.5         77.0         28.7      0.32

Source: LDIM


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     It was concluded that the underground ore responds well to the existing process flow sheet. The high concentrate grade is properly attributed to the higher head grade of the underground ore versus the open pit ore.

     For purposes of economic evaluation, the metallurgical parameters are based on processing underground ore on a stand-alone basis, as shown in the following table:

                  TABLE 16.4 ESTIMATED MILL FEED METALLURGICAL
                                   PARAMETERS
               LAC DES ILES MINES LTD. - LAC DES ILES U/G PROJECT


        ELEMENT          HEAD GRADE        CONCENTRATE GRADE         RECOVERY
   -----------------------------------------------------------------------------
       Palladium          6.62 g/t              785 g/t                 83%
       Platinum           0.40 g/t               43 g/t                 75%
         Gold             0.34 g/t               37 g/t                 75%
        Copper              0.07%                 8.2%                  80%
        Nickel              0.08%                 3.7%                  35%


     To properly evaluate the impact of the underground ore on economic performance, RPA recommends that the economics analysis be done based on a combined underground and open pit mill feed, in comparison to the open pit alone.


SMELTING & REFINING CONTRACTS

     The bulk copper/nickel concentrate (with high PGM values) is shipped in covered highway haulage trucks from the site to Sudbury, where it is smelted and refined by both Inco and Falconbridge. 72.5% of the production is shipped to Falconbridge and 27.5% is shipped to Inco.

     The terms and conditions contained in these contracts are considered to be within industry standards. The contracts include such standard provisions as concentrate treatment charges, metal payment deductions, refining charges, penalty charges and settlement periods. In 2004, treatment costs are expected to be $207/tonne, with penalties averaging $24/tonne gross.


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     LDI receives payment for palladium based on the monthly average spot price as determined by the London Metal Exchange P.M. fix for the month prior to the month that the metal is received by the customer. 100% of palladium production is hedged to June 30, 2005 at a floor price of US$325 per ounce.

     LDIM's platinum forward sales contracts expired in May 2003, and platinum pricing is spot. Copper and nickel prices are at spot. There is a low content of cobalt in the concentrate for which LDI receives credit, however, it is not significant and is not included in revenue calculations in this Report.


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17   MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

RESOURCE MODEL

     In the Pre-Feasibility Study completed by RPA in 2003, the resource model used was provided by LDIM. The LDIM estimate was carried out using a block model, constrained by 3D wireframes, and grade estimated by Ordinary Kriging
(OK). The Shear Zone wireframe was constructed using a 3.0 g/t Pd grade cut-off.

     Prior to conducting the Feasibility Study, RPA reviewed the LDIM Shear Zone Mineral Resource estimate. This review encompassed the geological interpretations, 3D wireframe models, block model, sample and composite statistics, geostatistics, and grade estimation. No review of the sampling and assaying QA/QC or data validation was conducted. RPA concluded that an update of the resource model was warranted, and RPA recalculated the estimate using 3 m composites (increased from 1 m) and a 4.5 g/t Pd grade shell.

     A comparison of the original LDIM block model and the revised block model tonnage and grade is provided in the table below:


                  TABLE 17.1 SUMMARY OF SHEAR ZONE BLOCK MODELS
                                  (NO CUT-OFF)
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

        ESTIMATE                 MT   PD (G/T)   PT (G/T)  AU (G/T)   CU (%)   NI (%)
      ---------------------------------------------------------------------------------
        LDIM (3.0 g/t Shell)    5.45    6.81       0.40      0.33      0.06     0.08
        RPA (4.5 g/t Shell)     4.17    7.43       0.43      0.36      0.07     0.08

     The material listed in Table 17.1 is a summary of the tonnes and grade contained in the block model and is not a Mineral Resource estimate as defined by National Instrument 43-101.


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     RPA notes that the modifications to the estimation parameters resulted in an increase in grade and a decrease in tonnage in the block model. The gross Pd metal content decreased by approximately 16%. The change is primarily due to the modified grade shell and the resultant trimming of lower grade material from margins of the model. This was moderated somewhat by the increase in composite length, which should result in a modest drop in average grade for most deposits of this type.


DATABASE

     The Gemcom databases comprise drillhole sampling information as well as 3D wireframe models and block models. Records exist for 962 diamond drillholes, totalling 286,588 m, that have been drilled primarily on NE-SW sections. The holes are mostly inclined, and directed in both the northeasterly and southwesterly directions. Core size is predominately NQ, with some BQ and AQ, and recovery throughout is reported to be excellent.

     The database includes records for downhole surveys, lithology and assays. The database contained 95,558 assay records, representing 286,530 m of sampled core. All samples are assayed for the principal economic elements: Pd, Pt, Au, Cu, and Ni. There are 83,402 non-zero Pd assay records, representing 204,023 m of sampled core.

     In the Shear Zone, the most common sample lengths were observed to be 1 m,
1.5 m and 3 m. LDIM personnel report that the 3 m length represents earlier drilling programs, and more recently the sample intervals were reduced to 1.5 m and finally 1 m. The current sampling interval is primarily 1 m.

     Assay statistics for samples taken from the Shear Zone only are listed in Table 17.2 below:


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                     TABLE 17.2 SHEAR ZONE ASSAY STATISTICS
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE


ELEMENT           NO.     MEAN       SD       VAR.       CV        MAX       UPPER Q     MED       LOWER Q     MIN
----------------------------------------------------------------------------------------------------------------------
Au (g/t)         2896     0.354     0.411     0.169      1.16      6.14        0.46      0.24         0.1     0.003
Cu (%)           3316     0.071     0.072     0.005     1.016     0.689       0.106     0.051       0.014     0.001
Ni (%)           3365     0.081     0.068     0.005     0.836     0.669       0.108     0.062       0.034     0.001
Pd (g/t)         3441     6.664     6.285    39.501     0.943     73.95        8.71      4.87        2.61      0.01
Pt (g/t)         3382     0.406     0.312     0.097     0.767      3.78        0.51      0.34        0.21     0.005

     The sample distributions for all elements are skewed although not excessively. For Pd, the Coefficient of Variation is 0.943, which is not abnormally high for a precious metal deposit. The distribution for Pt is less skewed than that for Pd. Au is somewhat more skewed than either Pd or Pt, and the average grade for this element will be more vulnerable to overestimation owing to the effect of the skewness and possible high-grade "outliers" to the distribution. The relative importance of Au in the Project economics is small and so RPA does not consider a rigorous treatment of high-grade outliers for Au (e.g. cutting) to be necessary. The same is true for Pt, Ni and Cu.


METHODOLOGY

     The grade estimate was carried out using Ordinary Kriging. The principal 3D wireframe models used to constrain the estimate were a solid model of the Shear Zone, and a surface model of the ultimate (Phase IV) pit shell. The block model comprised 10 m x 10 m x 10 m blocks and was rotated -019o (counter-clockwise) from a north-south, east-west orientation. Sample composites were limited to those located within the wireframe model of the Shear Zone. The wireframes and block model were constructed using Gemcom software.


WIREFRAME MODELS

     The 3D wireframe solid model of the Shear Zone was interpreted from drill data, using a 4.5 g/t Pd cut-off grade and a nominal minimum width of 3 m. The nominal


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drillhole pierce-point spacing in the Shear Zone is in the order of 25 m to 30
m. The exterior boundary of the grade shell was extrapolated 25 m out from drillhole pierce-points. The model is tabular in shape and curved concave to the east. Near surface, the strike of the mineralization (and the model) varies from almost due north at the north end, to approximately 145 degrees in the south. At depth, the strike ranges from approximately 015 degrees in the north to 165 degrees in the south. Dips range from near vertical at surface to approximately 45 degrees - 50 degrees E at depth.

     A surface model of the Phase IV pit design shell was also used to constrain the block model. Only those blocks located below this surface were included in the estimate. Blocks above this surface will be mined in the open pit and were excluded from the underground Mineral Resources and Reserves. The grade estimation was carried out over the entire Shear Zone volume and then the pit shell was used to discriminate between open pit and underground blocks.


COMPOSITING

     The drill samples were composited to 3 m before use in grade estimation. Compositing was carried out using length-weighting only, as there is little variation in bulk density within the Shear Zone.

     Each sample was assigned a lithology code for assisting in the geological interpretation, compositing, and in assigning the composites to the appropriate volume for grade estimation. For each drillhole piercing the volume model, compositing commenced at the first intercept coded as Shear Zone, and progressed at 3 m intervals to the point at which the drillhole emerged from the Shear Zone. This resulted in remnant composites of less than 3 m at the point of exit, which were discarded if they measured less than 1.5 m in length. Approximately 11.5% of the composite database comprised samples shorter than 3 m.

     RPA checked the statistics of the smaller remnant composites and notes that they have a slightly lower average grade than the other composites. In RPA's opinion, the


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inclusion of the shorter composites in the grade estimate will not adversely affect the overall estimate.


TREATMENT OF HIGH ASSAYS

     LDIM does not, as a rule, apply an assay cap to composites or samples. Instead, a limit is placed on the area of influence for composites grading over 22 g/t Pd. RPA maintained this strategy in the revised block model. Composites grading over 22 g/t Pd were limited to a maximum range of 20 m in the major and semi-major directions (10 m for the minor axis), which is approximately one-quarter the maximum variogram range (and maximum search radius). No constraints were applied to high-grade composites for Pt, Au, Cu, or Ni.


BULK DENSITY

     A density of 2.88 g/cc has been used for all rock types in the Shear Zone. Average bulk densities for all rock types at LDIM are reported by Pincock Allen & Holt (2001) to vary within a fairly narrow range between 2.88 and 2.92 g/cc.


VOLUMETRICS

     The chosen block size is 10 m x 10 m x 10 m. The volume estimate was generated using a Gemcom Percentage Model. The Percentage Model estimates and stores the proportion of each block that falls within a particular wireframe model boundary. The volumes were then multiplied by the 2.88 g/cc bulk density to derive a tonnage estimate.


GEOSTATISTICS AND SEARCH PARAMETERS

     RPA applied the same variogram parameters developed and used by LDIM over the past few years. RPA notes that most of the variogram parameters are derived from analyses undertaken for the open pit resources. The Shear Zone is observed to have distinct grade characteristics and geometry from the open pit mineralization that, in RPA's opinion, should be reflected in the variography. RPA recommends reviewing the geostatistics for the Shear Zone and revising the variogram models, if necessary.


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further notes that the variogram model used by LDIM will yield a reasonable global estimate.

     RPA carried out the grade estimates in two passes: for material both above and below elevation 200 m. The variogram and search parameters for the two passes were configured to account for gross changes in structural orientation that occur above and below the 200 m level. Maximum search distances were 80 m for major and semi-major axes and 20 m for the minor axis.


CLASSIFICATION

     The grade shell was constructed using a nominal maximum extrapolation distance of 25 m. The maximum search distance used was within the range of the variography for most elements, and each block was estimated from a minimum of two composites. In RPA's opinion, the drilling density in the Shear Zone and the production experience from the open pit provide enough confidence to assign all blocks estimated within the grade shell to the Indicated category. Further definition drilling will be required to upgrade the Mineral Resources to the Measured category. As mentioned above, only blocks lying below the Phase IV pit shell were included as Underground Mineral Resources.


UNDERGROUND MINERAL RESOURCES

     Based on the above assumptions, RPA estimates the underground mineral resources to be as shown in the following table:



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                    TABLE 17.3 UNDERGROUND MINERAL RESOURCES
            LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

CONFIDENCE     TONNES                      GRADE
CATEGORY
--------------------------------------------------------------------------------
               (`000)     PD G/T     PT G/T      AU G/T      CU %      NI %
Measured       -          -          -           -           -         -
Indicated      4,496      7.35       0.43        0.35        0.07      0.08
Total M&I      4,496      7.35       0.43        0.35        0.07      0.08

Notes:

        1. Resources follow the definitions established by CIM.
        2. Resources are calculated using a cutoff grade of 4.5 g/t palladium (5.0 g/t Pd equivalent) and an average long-term palladium price of US$325 per ounce.
        3. Resources are estimated to commence at an elevation of 209 masl, the ultimate pit bottom of the Modified Phase IV pit plan.

DILUTION

     No external dilution was added to the Mineral Resource estimate for the Shear Zone. Some internal dilution was incorporated into the volume encompassed by the wireframe model in order to preserve geological continuity. External dilution was added for estimation of the Mineral Reserves, as detailed below. The estimate has been based on the mine design described in Section 18.

DILUTION VOLUME

     Planned stope dilution has been accounted for by comparing planned stope outline volumes (regular geometry) to block model ore volumes (less regular geometry) for each stope. Small differences were observed in stopes on the edges of the ore. Total volume added in this way comprises 1% dilution.

     Unplanned stope dilution has been accounted for by adding a skin of wall rock at the hangingwall and footwall. From open pit experience, the ground is expected to be very competent and overbreak will relate more to drill ring geometry and blasting practices than to ground conditions. An allowance of 0.75 m overbreak has been made for the

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hangingwall, and 0.5 m for the footwall, which total 14% dilution. Total stope dilution is therefore estimated at 15%.

     Development drifts will be extended in ore wherever possible, but drill and haulage drifts are laid out at the hangingwall and footwall contacts, and must be driven relatively straight for efficient drilling and mucking. An allowance of 35% drift dilution has been made to account for small variations in the ore limits that cannot be avoided while drifting.

     Pillars have been assigned the same 15% dilution percentage as stopes, since they will be mined in the same manner. The following table summarizes the dilution percentages by type of excavation:


                         TABLE 17.4 DILUTION ESTIMATES
            LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

                  EXCAVATION               DILUTION BY VOLUME %
            -------------------------------------------------------
                    Stopes                          15
                    Drifts                          35
              Recoverable Pillars                   15
                 MINE AVERAGE                       16

DILUTION GRADE

     Both footwall and hangingwall limits are assay walls unmarked by lithological or structural boundaries, so material immediately beyond the limits will contain non-zero mineral grades. An average dilution grade was calculated by expanding the 4.5 g/t Pd wireframe by one metre, and using the block model to estimate the grade of that one-metre shell. This average grade, listed in the following table, was applied to all dilution included in the mineral reserve.

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                            TABLE 17.5 DILUTION GRADE
            LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

        PALLADIUM      PLATINUM       GOLD          COPPER       NICKEL
     ---------------------------------------------------------------------
        1.1 g/t        0.12 g/t       0.11/g/t      0.042%       0.045%


RECOVERY

     Geotechnical modeling has indicated that the main and side rib pillars will provide enough stability to significantly minimize potential for ground failure during primary stope extraction. It is expected that 95% of the diluted ore will be recovered from the stopes.

     Development drifts will be driven in ore wherever possible and recovery of 100% of ore mined in drifts can be expected.

     Pillar recovery is more difficult to predict. It is anticipated that 50% of the ore in sill pillars in the central and southern portions of the mine will be recoverable. It is unlikely that the sill pillars in the north portion of the mineral deposit will be recoverable where the ore is thinner and of lower grade, and they are not included in the mineral reserve. The 15 m wide side rib pillar is not recoverable, and is not included in the mineral reserve. The 50 m wide main rib pillar will be the most stable and 80% extraction is projected.

     Overall recovery of the Mining Reserves is estimated to be 83% of the recoverable resource.

UNDERGROUND MINERAL RESERVES

     Underground Mineral Reserves have been estimated by RPA in relation to the mining method adopted, for which 16% dilution and 83% mining recovery were used. Mineral Reserves are summarized in the following table:

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                     TABLE 17.6 UNDERGROUND MINERAL RESERVES
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

MINING
AREAS            TONNES                             GRADE
--------------------------------------------------------------------------------
                 (`000)      PD G/T     PT G/T      AU G/T      CU %      NI %

Stopes           2,218       6.69       0.40        0.33        0.06      0.08

Drifts           225         5.72       0.35        0.27        0.05      0.07

Recoverable
Pillars          1,098       6.67       0.41        0.36        0.07      0.09

TOTAL
PROBABLE
RESERVES         3,542       6.62       0.40        0.34        0.07      0.08

Notes:

        1. Reserves follow the definitions established by CIM.
        2. Reserves are calculated using a cutoff grade of 4.5 g/t palladium (5.0 g/t Pd equivalent) and an average long-term palladium price of US$325 per ounce.
        3. Reserves are estimated to commence at an elevation of 209 masl, the ultimate pit bottom of the Modified Phase IV pit plan.
        4. Dilution is estimated to average 16%.
        5. Extraction is designed to be 83% of the recoverable resource.




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18 OTHER RELEVANT DATA AND
INFORMATION

MINING OPERATIONS

UNDERGROUND MINE DESIGN

     In accordance with the geotechnical parameters and constraints established as a result of geomechanical modeling by Itasca Consulting Canada, Inc. (Itasca), the mine has been laid out with mining by longitudinal retreat longhole open stoping. As discussed in Case No. 1 of Itasca's report, a large central pillar and a side rib pillar to the north will be left in place. A schematic long section, typical level plans and a cross section are shown in Figures 18.1, 18.2, 18.3, 18.4.

ACCESS

     RPA identified several key constraints in assessing underground access alternatives and in coordinating the underground operations with the open pit. Initial reviews of access options were carried in the Scoping Studies prepared by Dynatec in 2001 and McCormack in 2002.

     Dynatec compared shaft vs. ramp access and came to the conclusion that the ramp (collared at surface) was the most attractive option for ore down to 100 masl. The McCormack plan contemplated shaft access, with an in-pit ramp for exploration purposes.

     Based on RPA's review, the most economical means of access for the underground deposit is via 5.0 m x 6.0 m ramp from within the open pit, with ore being hauled directly from underground to the surface crusher stockpile. By starting at the lowest practical point in the pit bottom it will be possible to extend the economic underground truck haulage distance to the maximum depth in order to access most of the resource. The majority of the ore lies within 300 m of surface. At LDIM the portal in the pit will be at 337 masl and the bottom of the resource is at -150 masl, resulting in a vertical haul of

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487 m to the portal. The distance from the portal to the crusher stockpile was calculated to be 3.5 kilometres. A truck haulage study was carried out to determine the number and size of trucks needed to haul 2000 tonnes per day.

     The main ramp will be 5.0 m x 6.0 m in cross section, driven at -17.5%. The total ramp development from the portal to the first haulage level at 130 masl will be 1255 m. Muckbay intervals will be nominally 150 m and safety bays will be at 30 m intervals.

     While the in-pit main ramp is the most efficient for mining of the Main Zone, it is unlikely that it can be used as access for the deeper Offset Zone. Should further exploration develop that zone into a mineable deposit, another form of access will be required.

DEVELOPMENT

     Level accesses will be driven 4.6 m high x 4.6 m wide from the main ramp at the central pillar location. Remuck bays, refuge stations and ventilation raise connections will be located at the level accesses.

     LDIM has specified that the drill and haulage levels be driven in ore to minimize waste handling to surface. Drill and haulage levels will be driven at +3% north and south from the level accesses, 4.6 m high x 4.6 m wide. Crosscuts to the stopes will be at the same dimension.

     Drill levels will be driven in ore on the hangingwall side, while haulage levels will be driven in ore on the footwall side, 40 m below. Where the ore is thicker, two parallel haulage drifts will be driven on the hangingwall and footwall sides, connected by crosscuts for use as drawpoints.

STOPING

     A high productivity longhole retreat longitudinal open stoping method has been chosen. This was made in the light of strong indications of competent ground conditions

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from open pit experience, drill core logging, and from geomechanics assessments.
It is expected that at least 83% recovery can be obtained from the stope/pillar design planned. Figures 18.1 to 18.4 illustrate the method.

     There will be a 20 m crown pillar below the ultimate pit bottom elevation. The mining block interval, consisting of 45 m - 60 m high stopes and 15 m - 25 m high sill pillars, will be 70 m floor-to-floor. Stope and sill pillar height will vary with ore thickness. Stopes will be excavated the full width of the orebody (from 5 m to 35 m), and are divided into 15 m wide sections for sequencing purposes, but in practice the stopes will be continuous along the strike of the ore. Stopes will be mined from the orebody edges towards the central rib pillar.

     Near the top of the stope, longhole fans will be drilled to hangingwall and footwall from the drill level. Blast holes will be drilled parallel to the hangingwall dip as much as possible in order to control dilution. Upholes will be a maximum of 20 m while downholes will extend 45 m - 50 m. There will be 3.7 m spacing between rings with 4.6 m toe spacing. The initial stope at the extreme end of each drill level will be opened with a drop raise.

     In thicker sections of ore, where two haulage drifts will be driven, a cover will be left over the hangingwall haulage drift to maintain access for later drilling of the sill pillar. In narrower sections of ore at the north end of the mineral deposit, where one haulage drift will be driven, no cover will be left. Sill pillars in these areas are deemed irrecoverable for the purposes of this study. A cost/benefit analysis for driving a waste drift from which to drill these sill pillars can be undertaken as late as Year 3 (2008).

     Mucking will be handled by the 8 cubic yard scooptrams, which will be remotely controlled once the drawpoints open up. Ore will be mucked to a remuck at the level access, and the scoops will load the 60 tonne trucks from the remuck pile to optimize truck cycle time. Oversize muck will be set aside and drilled by the drill jumbo. All final stope clean up

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will be handled remotely, and it should be possible for the operator to be positioned on the drill level above for better visibility and control.

     Ore and waste will be loaded by LHD into 60 tonne trucks and hauled directly to surface stockpiles. The ore stockpile will be located near the surface crusher, and there are existing surface waste stockpiles from open pit mining.

     The central rib pillar will be 50 m wide, located approximately at the centroid of the mineralized zone. A 15 m side rib pillar will be established through the orebody on the north side to increase hangingwall stability during stope retreat. The side rib pillar will be in a narrow area of the mineral deposit and will not be recoverable.

     Transverse stoping should be considered in the wider mineralised areas for better drilling coverage. Crosscuts could be driven from the hangingwall drill drift to the footwall from which the longhole fans could be drilled along strike. This will entail additional level development over longitudinal longhole methods, but will result in shorter longholes.

     Hangingwall and footwall are assay cut offs and not lithological boundaries. It will be necessary to carry out infill diamond drilling, as required, to accurately establish the assay walls both to ensure full extraction and to keep dilution below the planned minimum of 0.75 m on the hangingwall and
0.5 m on the footwall. Best results will be obtained by drilling the hangingwall up from the footwall side of the haulage drifts. The footwall can be checked with drill holes down from the drill drift above. Consideration may also be given to sludge hole sampling, especially of the longhole upholes to better define the ore boundaries. This will be established by experience once mining starts.



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                                  [MAP OMITTED]





                                                                     FIGURE 18.1
                                                         LAC DES ILES MINES LTD.
                                                      LAC DES ILES MINE, ONTARIO
                                                                    LONG SECTION

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                                  [MAP OMITTED]





                                                                     FIGURE 18.2
                                                         LAC DES ILES MINES LTD.
                                                      LAC DES ILES MINE, ONTARIO
                                            TYPICAL DRILL LEVEL PLAN - 170 LEVEL

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                                  [MAP OMITTED]





                                                                     FIGURE 18.3
                                                         LAC DES ILES MINES LTD.
                                                      LAC DES ILES MINE, ONTARIO
                                          TYPICAL HAULAGE LEVEL PLAN - 130 LEVEL

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                                  [MAP OMITTED]





                                                                     FIGURE 18.4
                                                         LAC DES ILES MINES LTD.
                                                      LAC DES ILES MINE, ONTARIO
                                                   TYPICAL CROSS SECTION 32154 N
                                                                   LOOKING NORTH

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MINE EQUIPMENT

     The selection of equipment at Lac des Iles has been based on the philosophy of using best-available-relevant technology for a fully mechanized mining operation. The high capital cost of mechanized equipment calls for maximizing equipment utilization. RPA has estimated the equipment fleet size based on detailed cycle times using data supplied by equipment suppliers, other operations, and in-house operating experience, where available.

     Two x 10 hr shifts have been assumed per day, with an effective utilization of 8.5 hours per shift for equipment. Allowance has been made for travelling to and from the workplace at the change of shift. RPA has assumed an average of 80% mechanical availability and 83% utilization (50 minutes per hour) in estimating the equipment fleet size.

     RPA notes that the 60 tonne trucks proposed for the Project have yet to be proven as production vehicles, nor will they be available for pre-production development. RPA believes that the risks of using the truck can be overcome in cooperation with the manufacturer. A fall back position is to use proven, slightly smaller trucks available from several manufacturers.



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                          TABLE 18.1 EQUIPMENT LISTING
                     LAC DES ILES MINES LTD. - LAC DES ILES
                                UNDERGROUND MINE

                             DESCRIPTION              UNITS
                    -----------------------------------------
                     DEVELOPMENT
                     Electric/Hydraulic Jumbos          2
                     Rockbolt Jumbo                     2
                     Scoop Trams (4 yd3)                1
                     Scoop Trams (8 yd3)                1
                     Haulage Trucks (60 tonnes)         1
                     ANFO Loader                        1
                     PRODUCTION
                     Longhole drill                     1
                     Emulsion Truck/Loader              1
                     Scoop Trams ( 8 yd3)               2
                     Haulage Trucks (60 tonnes)         2
                     SERVICE VEHICLES
                     Scissor Lift Truck                 1
                     Boom Truck                         1
                     Shuttle bus                        1
                     Personnel Carrier                  1
                     Shifters' Vehicles                 2
                     Small personnel vehicles           3
                     Grader                             1
                     Dozer                              1
                     Fuel/Lube Truck                    1
                    -----------------------------------------
                     TOTAL                             26

DEVELOPMENT

     Two-boom electric/hydraulic drill jumbos equipped with 14' drill steel have been selected to carry out the development advance.

     Rockbolt jumbos were selected as the primary unit for installing ground support in the headings. Ground support can also be installed as necessary by crews using pneumatic

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stopers working off the muck pile, or by scissor-lift truck. These will provide suitable working heights, allow for proper scaling and for installation of larger bolts.

     Mucking in development headings will utilize diesel-powered LHDs. The 8 cubic yard scoop will load 60 tonne trucks for haul direct to surface stockpiles.

     An ANFO loader will be used to load development blastholes.

PRODUCTION

     A top hammer drill has been recommended by RPA for production drilling in the longhole stopes. It is estimated that the planned production tonnage for longhole stoping will be met by one drill rig.

     The drill will also be used for general duties such as drain holes, drop raises and ventilation raises. For larger size holes it can be equipped with a reaming head to drill a 0.75 m diameter hole.

     An emulsion truck will be used to load the longholes at a rate one minute per m of hole. It estimated that in a 10 hr shift the unit could load 510 m of explosive.

     Mucking in production headings will utilize diesel-powered LHDs. The 8 cubic yard scoop will load 60 tonne trucks for haulage to the surface crusher stockpile. RPA estimates that three LHDs, and three haulage trucks will be required for both development and production mining. The 60 tonne haul truck is the largest truck that can be accommodated in a 5.0 m high by 6.0 m wide heading.

SERVICE VEHICLES

     A surface bus will transport employees between the camp and the dry/shop/warehouse/office complex. A personnel carrier will transport employees from the dry to the worksite underground. Shifters, engineers, geologists and surveyors will be provided with jeep-type utility vehicles for use underground.

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        Other service vehicles include:

               o    Grader, for ramp and haulage level maintenance

               o    Dozer, for general roadway maintenance

               o Scissor Lift Truck, for duties such as placing long rockbolts, and installing ventilation ducting, leaky feeder cables, etc.

               o Boom Truck, for transporting bagged emulsion to the loader, and handling miscellaneous materials

               o Fuel/Lube Truck for servicing mobile equipment and stocking the fuel bay.







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MANPOWER

     Manpower requirements for the underground mine have been estimated from first principles based on productivity estimates. A summary of the requirements is shown in Table 18.2.

     LDIM will hire employees as required to start the Project or to replace Contract work. The steady state operation will be operated by company employees. There will be three stages in manpower build up to full production. At development start up in May 2004, the management team will be in place, and two underground development crews and a basic maintenance team will be required. At the start of mining block development in March 2005 when there will be multiple faces available, two more mining crews will be engaged. The full development and production team will be required by production start up in September 2005.

     Contractors will be retained during the pre-production period to carry out alimak raising for the ventilation raises. During the mine life, diamond drill contractors will be required on an ongoing basis for infill drilling.

     RPA notes that the start up schedule for May 2004 is tight, and contractor crews should be considered to allow time for recruiting permanent employees.

     Wages for the underground crew have been estimated based on the present LDIM salary scale and union contract, as well as those of underground mines in northern and northwestern Ontario. The benchmark rates are for Miner 1 at $26.00 per hour, plus bonus, and Journeyman Mechanic at $28.00 per hour plus bonus. The average bonus for underground hourly personnel is estimated to be 30% for miners and 15% for maintenance. No bonus will be paid to salaried staff. Fringe benefits amount to approximately 14% of gross annual wages for the underground work force.

     The underground operation will work 2 x ten-hour shifts per day, seven days per week. The ten-hour shift will allow time for blasting gases to dissipate and allow for the

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mine to be cleared for the open pit blasts. It is important to note that open pit procedures will have to be modified to schedule blasts in conjunction with the mine shift changes.

     The work cycle for underground hourly employees will be 14 days on, 7 days off. Salaried staff will work 4 days on, 3 off.













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                          TABLE 18.2 MANPOWER SUMMARY
            LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE


                                             PRE PRODUCTION        PRODUCTION
                                          MAY `04        MAR `05     AUG `05
DESCRIPTION                               TOTAL          TOTAL       TOTAL
--------------------------------------------------------------------------------

MANAGEMENT
Mine Superintendent                         1              1           1
General Mine Foreman                        1              1           1
Mine Engineer                               1              1           1

TECHNICAL
Geologist                                   1              1           1
Surveyor                                    2              2           2
Mine Technician                             1              1           1
Geological Technician                       1              2           4

MINE DEVELOPMENT/PRODUCTION
Shift Boss                                  1              2           3
Lead Miner                                  3              6           6
Miner 1                                     3              6           12
Miner 2                                     6              12          30
Shift Mechanic                              3              6           6
Construction Shift Boss                                                1
Labourer                                                               3

MAINTENANCE
Maintenance Foreman                         1              1           1
Mechanic                                                               4
Electrician                                 1              1           2
Labourer                                                               2
                       TOTALS              26             43          81



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                    TABLE 18.3 UNDERGROUND CREW REQUIREMENTS
                                    PER SHIFT
            LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE


               CREW TYPE                POSITION                 NUMBER
      -------------------------------------------------------------------
       SUPERVISION                Shift Boss                       1
       SHIFT MAINTENANCE          Shift Mechanic                   1

       PRODUCTION                 Driller                          1
                                  Scooptram Operator               1
                                  Trucker                          2
                                  Blaster                          2
                                  Nipper/Utility                   2

       DEVELOPMENT                Jumbo Operator                   2
                                  Bolter                           2
                                  Scooptram Operator               1
                                  Trucker                          1
                                  Blaster                          1
                                  Nipper/Utility                   1

       DAY SHIFT                  Construction Shift Boss          1
                                  Labourer                         3

       DAY SHIFT MAINTENANCE      Maintenance Foreman              1
                                  Mechanic                         4
                                  Electrician                      2
                                  Labourer                         2

                                                       TOTAL      31


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SCHEDULES

     A Project Execution Plan will be developed by LDIM based on first principles and in sufficient detail that it serves as a base plan for the Implementation Team. As the Project comprises mainly underground development, an extensive temporary construction crew will not be required.

CONSTRUCTION MANAGEMENT

     All construction management will be provided by LDIM personnel recruited for supervision of mining operations. A construction foreman and crew have been allowed for to cover surface work, including water lines, concrete and other Project components. Individual components such as the building constructions, conversion of the Old Mill to a shop/office/dry complex and power line extensions will be carried out by the suppliers.

DETAILED ENGINEERING

     Detailed engineering will be minimal for surface work, as it will largely be the responsibility of the suppliers. Underground design will be completed by LDIM staff or by a contractor where appropriate.

PROCUREMENT AND LOGISTICS

     This will be handled by existing LDIM staff on site.

CONTRACTING STRATEGY

     The Company will retain the option to contract any portions of the Capital Project.

IMPLEMENTATION SCHEDULE

     The implementation schedule assumes that the Project will mobilize on May 1st, 2004. The initial work will commence with establishing a portal at the 337 masl followed by driving a single heading down to the 130 masl. The following milestones have been identified on the critical path:

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

     o    Mobilization May 1st, 2004

     o    Establish portal                                           May 30th, 2004

     o    Establish access to bottom of stage 1 Ventilation Raise    November 1st, 2004

     o    Establish access to bottom of stage 2 Ventilation Raise    January 1st, 2004

     o    Develop south side of 130 masl                             May 15th, 2005

     o    Develop south side of 170 masl drill level                 July 13th 2005

     o    Commence longhole drilling                                 August 1st. 2005

     o    Commence production blasting                               August 15th, 2005

     There is little float in the pre-production schedule to achieve specific target dates. The "ramp up" period will be very short between the time approval is given to commence and May 1st, 2004. In RPA's opinion, LDI should consider contracting the initial portal installation and the ramp excavation down to the first ventilation raise access. This will allow time for delivery of equipment and recruitment of personnel.

DEVELOPMENT

     The pre-production development schedule is based on making two stopes available for production as quickly as possible, rising to four available stopes at full production. Mine development will cease three years before the end of the mine life.

     Over the 16 month pre-production period, total ore development is estimated to be 74,570 tonnes at 5.52 g/t Pd, 0.34 g/t Pt, 0.31 g/t Au, 0.07 Cu, 0.06% Ni.
239,500 tonnes of waste will be mined in the period. The following table shows the respective lengths of the headings to be driven in the Pre-production period:


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                     TABLE 18.4 PRE-PRODUCTION DEVELOPMENT
                                     SUMMARY
            LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

                                       SIZE                TOTAL LENGTH
         HEADING
                                        (M)                      (M)
         PORTAL                          -                       -
         MAIN RAMP                   5.0 x 6.0                 1,977
         FRESH AIR RAISE             4.6 x 4.6                  450
         RAISE ACCESS                4.6 x 4.6                  236
         SHOP                        various                    199
         170 DRILL LEVEL             4.6 x 4.6                  648
         130 HAULAGE LEVEL           4.6 x 4.6                  867
                                                 TOTAL         4,377

     At Pre-production start, the main ramp portal will be collared in the pit wall at 337 masl, and the ramp will advance 462 m down to 262 masl, where the Vent Raise Access Drift will be started. Both ramp and access drift will be driven simultaneously, and an alimak raise will be driven to surface in month six. The ramp will continue to 204 masl where the second Vent Raise access will be started. A second alimak raise will connect the 204 masl access to the 262 masl access. Once the ramp passes 190 level, accesses to the shop complex, the Vent Drift connection and the first drill and haul levels will enable multiface development to be carried out. The shop will be excavated and equipped at this stage. Additional crews and equipment are scheduled to arrive at this time.

     By production start up in Month 16, both 170 level and 130 level will be complete to the south end of the orebody. The ramp will be approaching 60 level and will continue on to -150 level after production start up. As the ramp reaches each level a vent raise access will be driven and the new level connected to the existing fresh air system.

PRODUCTION

     Production schedules have been prepared from stope sequencing and productivity criteria. There will be a gradual build up at production start up to four stopes in operation at any one time. Initial mining will concentrate on the southern half of the mine where

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the orebody is thickest and grades are highest. The production and development schedule is shown in Table 18.5.

PRODUCTIVITY RATES

     Productivity rates have been developed from first principles.

     The drilling cycle is based on the penetration rate estimated from the Uniaxial Compressive Strength (UCS) of the rock, the drill hole spacing, and type of equipment selected to perform the work. It is estimated that the average productivity rate for one drill will be 86 m per shift. Based on a calculated tonnage drill factor of 27.5 tonnes per m drilled, drill capacity is estimated to be 4,700 tonnes per day.

     Mucking and hauling cycles were estimated based on the equipment selected and on the haulage distance. Mucking and haulage rates are planned at 52 tonnes per hour per truck or 2,650 tonnes per 17 hour day per three unit truck fleet.

     It is estimated that the development jumbos will drill two to three headings per shift at steady state condition when six to eight heading faces are available per jumbo crew. The planned advance per jumbo is 14 m per day (or 4 rounds) when steady state conditions are attained.





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

                                                                                                                          TABLE 18.5
                                           LIFE OF MINE DEVELOPMENT AND PRODUCTION SUMMARY
                                                       LAC DES ILES MINES LTD.
                                                          LAC DES ILES MINE

                                        PRE PRODUCTION                                           OPERATING
                                        2004       2005                     2005                                          2006
                                                            Sep     Oct     Nov      Dec     TOTAL      Q1        Q2       Q3
---------------------------------------------------------------------------------------------------------------------------------
PRODUCTION       Ore          tonnes             25,145   48,379   60,000   41,730   43,916  194,025  128,907  158,668   158,363
                 Pd           g/t                  6.02     8.04     5.66     4.90     7.19     6.44     6.77     7.22      6.69
                 Pt           g/t                  0.35     0.47     0.30     0.26     0.42     0.36     0.38     0.42      0.41
                 Au           g/t                  0.30     0.50     0.13     0.09     0.42     0.28     0.30     0.41      0.40
                 Ni           %                   0.07%    0.12%    0.04%    0.03%    0.10%    0.07%    0.07%    0.10%     0.09%
                 Cu           %                   0.06%    0.11%    0.03%    0.01%    0.09%    0.06%    0.06%    0.09%     0.08%

DEVELOPMENT      Lateral      metres    1,103     2,825      358      365      562      578    1,862    1,733    1,733     1,587
                 Vertical     metres       81       369                        105       65      170       72       63        24
                 Total        metres    1,184     3,194      358      365      667      643    2,032    1,805    1,795     1,611
                 Ore          tonnes             74,569                     18,270   16,084   34,354   51,093   21,332     21,637
                 development
                 Pd           g/t                  5.52                       6.29     5.95     6.13     5.73     5.18       5.59
                 Pt           g/t                  0.34                       0.38     0.39     0.38     0.36     0.32       0.33
                 Au           g/t                  0.31                       0.29     0.35     0.32     0.23     0.19       0.21
                 Ni           %                   0.06%                      0.07%    0.10%    0.08%    0.06%    0.06%      0.06%
                 Cu           %                   0.07%                      0.05%    0.08%    0.07%    0.05%    0.05%      0.04%

                 Waste        tonnes   94,184   145,389   25,516   26,223   22,333   24,524   98,596   70,344   99,551    79,592
                 development

TOTAL MILLFEED                tonnes             99,714   48,379   60,000    60,000  60,000  228,379   180,000 180,000   180,000
                 Pd           g/t                  5.64     8.04     5.66      5.32    6.86     6.39      6.47    6.97      6.55
                 Pt           g/t                  0.34     0.47     0.30      0.29    0.41     0.36      0.37    0.41      0.40
                 Au           g/t                  0.31     0.50     0.13      0.15    0.40     0.28      0.28    0.38      0.38
                 Ni           %                   0.07%    0.12%    0.04%     0.04%   0.10%    0.07%     0.07%   0.10%     0.09%
                 Cu           %                   0.07%    0.11%    0.03%     0.03%   0.09%    0.06%     0.06%   0.08%     0.08%


METAL RECOVERIES Pd                                 83%      83%      83%       83%     83%      83%       83%     83%       83%
                 Pt                                 75%      75%      75%       75%     75%      75%       75%     75%       75%
                 Au                                 75%      75%      75%       75%     75%      75%       75%     75%       75%
                 Ni                                 35%      35%      35%       35%     35%      35%       35%     35%       35%
                 Cu                                 80%      80%      80%       80%     80%      80%       80%     80%       80%

METAL PRODUCTION Pd           oz                 15,019   10,385    9,062     8,526  10,984   38,957    31,085  33,503    31,480
                 Pt           oz                    822      546      432       426     596    2,000     1,627   1,764     1,753
                 Au           oz                    737      578      187       221     578    1,564     1,207   1,666     1,644
                 Ni           000                    51       43       19        19      46      128        97     136       126
                              lbs
                 Cu           000                   124       98       29        28      94      248       180     262       238
                              lbs

CONCENTRATE                   tonnes                667      536      183       179     535    1,433     1,056   1,519     1,388
                 Pd           g/t                   785      785      785       785     785      785       785     785       785
                 Pt           g/t                    43       43       43        43      43       43        43      43        43
                 Au           g/t                    37       37       37        37      37       37        37      37        37
                 Ni           %                    3.7%     3.7%     3.7%      3.7%    3.7%     3.7%      3.7%    3.7%      3.7%
                 Cu           %                    8.2%     8.2%     8.2%      8.2%    8.2%     8.2%      8.2%    8.2%      8.2%

PAYABLE METAL    Pd           oz                 13,721    9,488    8,279     7,790  10,035   35,592    28,400  30,609    28,761
                 Pt           oz                    734      487      385       381     532    1,786     1,452   1,574     1,565
                 Au           oz                    632      496      160       190     496    1,342     1,036   1,430     1,411
                 Ni           000                    46       39       17        17      42     116         88     123       114
                              lbs
                 Cu           000                   107       84       25        24      81     214        156    227        206
                              lbs

(Continued)

                                                            2007     2008     2009     2010     TOTAL
                                           Q4     TOTAL
-------------------------------------------------------------------------------------------------------

PRODUCTION       Ore          tonnes    157,739  603,678  720,000  720,000  720,000  333,716  3,316,565
                 Pd           g/t          7.09     6.95     6.92     6.32     6.67     6.67       6.68
                 Pt           g/t          0.44     0.42     0.42     0.38     0.41     0.41       0.40
                 Au           g/t          0.42     0.39     0.39     0.24     0.36     0.36       0.34
                 Ni           %           0.09%    0.09%    0.09%    0.06%    0.09%    0.09%      0.08%
                 Cu           %           0.07%    0.08%    0.08%    0.05%    0.08%    0.08%      0.07%

DEVELOPMENT      Lateral      metres        599    5,651                                         11,440
                 Vertical     metres         63      222       87                                   929
                 Total        metres        662    5,873       87                                12,368
                 Ore          tonnes     22,261  116,322                                        225,244
                 development
                 Pd           g/t          6.43     5.74     0.00     0.00     0.00     0.00       5.72
                 Pt           g/t          0.36     0.35     0.00     0.00     0.00     0.00       0.35
                 Au           g/t          0.24     0.22     0.00     0.00     0.00     0.00       0.27
                 Ni           %           0.06%    0.06%    0.00%    0.00%    0.00%    0.00%      0.07%
                 Cu           %           0.04%    0.04%    0.00%    0.00%    0.00%    0.00%      0.06%

                 Waste        tonnes     18,077  267,564    5,302                               611,035
                 development

TOTAL MILLFEED                tonnes    180,000  720,000  720,000  720,000  720,000  333,716  3,541,809
                 Pd           g/t          7.01     6.75     6.92     6.32     6.67     6.67      6.62
                 Pt           g/t          0.43     0.40     0.42     0.38     0.41     0.41      0.40
                 Au           g/t          0.40     0.36     0.39     0.24     0.36     0.36      0.34
                 Ni           %           0.08%    0.09%    0.09%    0.06%    0.09%    0.09%     0.08%
                 Cu           %           0.07%    0.07%    0.08%    0.05%    0.08%    0.08%     0.07%


METAL RECOVERIES Pd                         83%      83%      83%      83%      83%      83%       83%
                 Pt                         75%      75%      75%      75%      75%      75%       75%
                 Au                         75%      75%      75%      75%      75%      75%       75%
                 Ni                         35%      35%      35%      35%      35%      35%       35%
                 Cu                         80%      80%      80%      80%      80%      80%       80%

METAL PRODUCTION Pd           oz         33,658  129,726  132,947  121,526  128,185   59,413   625,773
                 Pt           oz          1,886    7,029    7,374    6,518    7,039    3,263    34,045
                 Au           oz          1,742    6,259    6,824    4,236    6,337    2,937    28,894
                 Ni           000           116      474      515      359      488      226     2,241
                              lbs
                 Cu           000           221      902      981      589      955      443     4,242
                              lbs

CONCENTRATE                   tonnes      1,284    5,247    5,704    3,615    5,501    2,550    24,717
                 Pd           g/t           785      785      785      785      785      785       785
                 Pt           g/t            43       43       43       43       43       43        43
                 Au           g/t            37       37       37       37       37       37        37
                 Ni           %            3.7%     3.7%     3.7%     3.7%     3.7%     3.7%      3.7%
                 Cu           %            8.2%     8.2%     8.2%     8.2%     8.2%     8.2%      8.2%

PAYABLE METAL    Pd           oz         30,751  118,521  121,463  111,0291  17,113   54,281   571,722
                 Pt           oz          1,683    6,275    6,583     5,819   6,284    2,913    30,393
                 Au           oz          1,495    5,372    5,857     3,636   5,438    2,521    24,798
                 Ni           000           105      430      468       326     443      205     2,033
                              lbs
                 Cu           000           191      779      847       509     825      382     3,664
                              lbs
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STOPE SEQUENCING

     The stoping sequence is based upon scheduling data of tonnages and target dates for each mining region.

     Stope sequencing is governed by phasing stope retreat from the north and south mineral deposit extremities towards the central rib pillar. Rock mechanics criteria have been used to stagger production from the four mining blocks to minimise build up of undue stresses.

     The sequence was developed to generate the nominal full production rate as early as possible in the sequence while maintaining the flexibility of having multiple stope locations available for production.







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                                     [MAP]






                                                                     FIGURE 18.5
                                                         LAC DES ILES MINES LTD.
                                                      LAC DES ILES MINE, ONTARIO
                                                                  STOPE SEQUENCE

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MINE SERVICES
MAINTENANCE

     The underground shop, located at the 150 m level, will concentrate upon scheduled PM and minor repairs, while the surface shop will be used for major overhauls and rebuilds. Repairs to drill machines on a jumbo, as well as tire changes, will be completed underground. A mobile fuel and lubrication vehicle will service all underground mobile and stationary equipment.

ELECTRICAL DISTRIBUTION

     The electrical design for the underground mine was prepared by McIntosh
Engineering Ltd., using specifications for loads provided by RPA. The maximum installed power underground at full production is expected to be 1.3 mW, and 0.6 mW during pre-production. The underground power distribution network has been based on utilizing the incoming power from surface at 5 kV, 3 phase, 60 Hz. A single line diagram for the mine complex is presented in the Appendix to this Report.

     The electrical estimate includes costs for the surface and underground power distribution modifications as described herein. The surface costs include provisions for:

     o    expansion of the existing camp facilities and new dry facilities

     o    a new shop

     o    a warehouse expansion

     o    a new office (power supply only, assumed prewired)

     o extension of a 5 kV transmission line (1.2 km) from the mill area to the new exhaust fan location

     o    mine fresh air fans

     o    a compressor plant.

     A 5 kV cable will be installed in the fresh air raise from surface to power the permanent mine infrastructure. This cable will be terminated in junction boxes on each of the levels. Power will then be distributed from the junction boxes to the various portable substations required for powering the production drills and development jumbos.

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With the power distribution system located horizontally near the centre of the ore body, electric equipment will be located within the accepted distances for voltage drop tolerances under normal conditions.

     A 1500 kVA transformer will be installed in the vicinity of the underground shop to power two 300 hp pumps, shop equipment and ventilation fans.

COMMUNICATIONS

     The mine will be serviced by a leaky feeder communication system, which will also have access to the open pit channels. Wall-mounted weatherproof phones will be installed at each permanent installation such as refuge stations, and main sump. A central electrical blasting system will be installed.

VENTILATION

     The following ventilation description is summarized from a report by H. C.
Seeber, written for RPA's Feasibility Study.

     The ventilation system has been flexibly designed to provide fresh air to the underground workings, both for initial development and extending into production.

     A fresh air raise (FAR) will be driven in two stages to surface from a ventilation sublevel located above the 170 Level. As the main ramp extends downwards level by level, connections to the FAR will be driven. Two 500 hp variable pitch fans will be installed atop the FAR, and operated to provide fresh air (heated in winter) for both the main ramp and production level development. The main ramp will be used for exhaust air. 36 hp auxiliary fans will ventilate the production drill and haulage levels, drawing air from the FAR at the level access. The shop will be provided with an independent ventilation system from the mine, with a separate exhaust raise running to surface.

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     Design volume for the mine is 200.5 m3/s or approximately 425,000 cfm, including allowances for Mine Air Leakage and provision for ventilating refuge stations/lunchrooms and for prevention of accumulation of blasting gases.

DEWATERING

     A single lift pumping setup will be used, comprising a settling sump with a decant overflow to the pumping sump. The pumping station, located at 150 level, will include 2 x 300 hp eleven stage pumps, with a capacity of 28 l/s, (450
USgpm), one operating and one on standby. Carbon steel schedule 80 pipe, 200 mm in diameter will be used to pipe mine water to surface via the fresh air intake raise.

     Based upon the open pit experience, it is anticipated that there will be only minimal ground water inflows and the balance will come from service water required for drilling, wetting muck during and after blasting operation, and for road maintenance. Total flows are estimated at 9.3 l/sec (147 USgpm) or 803,500 l/day (211,711 Usgpd), considerably less than the system capacity.

PROCESS WATER SUPPLY

     Mine drilling water will be supplied via pipeline from the existing surface treatment system to the underground main ramp. RPA estimates that the daily water requirement will be 6.2 l/s or 100 USgpm.

POTABLE WATER SUPPLY

     Potable water will be supplied to the refuge stations and shop in portable containers.

BLASTING & EXPLOSIVES STORAGE

     Underground explosive and detonator magazines, located on each drill level, will be sized to provide a one-day supply. The main explosive and detonator magazine is located on surface. Delivery of explosives to underground magazines will be via a service vehicle with a wooden flatbed.

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     To prevent inadvertent exposure to blasting gases, a centralized blasting system will be used at Lac Des Iles. Surface and underground blasts will be coordinated between the supervisors. Entry into the mine production levels will be a minimum of 30 minutes after the central blast.

COMPRESSED AIR

     It is estimated that the mining operation will require approximately 1000 l/s (2100 cfm) of compressed air at peak demand times. Three 200 hp single-stage air-cooled air compressors will be installed in a surface compressor house, near the FAR. Compressed air will be piped down the FAR and across the levels to the working faces.

FUEL STORAGE AND DISTRIBUTION

     A utility vehicle will stock a fuelling bay located off the main ramp near the 150 level, adjacent to the shop. The current surface diesel and lubricants storage facilities will be adequate to provide both surface and underground needs. Underground fuel consumption is estimated at 7,000 litres per day.

ROAD MAINTENANCE

     Efficient haulage will be critical to smooth operations. A dedicated road grader will maintain road grades and surfaces, to be manned on an as-required basis as experience dictates. Water flow will be controlled by ditching and sump systems. The mine is expected to be relatively dry and water volumes in the main ramp area should be light, limiting damage to the roadways.

SAFETY & INDUSTRIAL HYGIENE

     Safety considerations have been incorporated into the mine design throughout the process, ensuring that all aspects of underground mining at Lac
Des Iles Mine will meet or exceed applicable regulations.


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SURFACE FACILITIES

     A review of the surface services and facilities requirements was prepared by RPA in conjunction with LDIM staff.

ACCESS AND HAULAGE ROADS

     Access roads around the plant site are well maintained and more than adequate for the requirements of the underground operation. No new roads will be required.

     Within the pit, the existing ramp will be used for access to the portal area. Underground haulage trucks will use the open pit ramp after leaving the portal. The open pit ramp gradient is 10% and the underground trucks will operate at very close to the same speed as the open pit haulage trucks. There will be a widening of the pit ramp at the portal to provide extra room to turn.
To protect the portal from sloughing rock, a steel culvert will extend out of the portal and ground support will be installed above the portal. The average haul distance from underground to the portal is 1.8 km, and from the portal to crusher stockpile is approximately 3.5 km.

WASTE ROCK STORAGE

     The 60 tonne underground haulage trucks will haul waste rock produced from underground development up the underground and open pit ramps to the existing open pit waste rock dumps. The distance from the portal will be about 3.5 km.
Waste haulage has been included in the scheduled truck cycle times.

MILL MODIFICATIONS

     LDIM has determined that no modifications of any sort are required to process the underground ore as a blend with the open pit ore.


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TAILINGS FACILITIES

     LDIM has stated that there will be little change to tailings storage with addition of underground mining. The tailings area is permitted for the life of the mine, and while there will be some incremental addition of tailings and waste due to underground mining, this will come within current permitting and tailings/waste pile design criteria.

     LDIM is considering whether to allocate future tailings capital and operating costs to the underground mining operation, however, RPA considers that any additional cost to underground will not be material for underground mining
Project appraisal purposes.

MINE WATER TREATMENT AND DISPOSAL

     All water from underground will be pumped into the existing tailings line on surface and handled through the tailings management system. It is estimated that approximately 800,000 litres per day will derive from underground.

ELECTRICAL DISTRIBUTION

     The LDIM site is connected to the Hydro One grid at 118 kV by a 65 km line.
The main substation is located near the main office. A 5 kV overhead line will provide power to the underground operation and associated surface facilities.

     The connected load for the underground mine is estimated to be 1.3 MW. LDIM electrical staff has determined that no expansion or additions to the main substation or incoming lines are required.

SURFACE BUILDINGS

     The old concentrator building will be modified to house the mine dry
(change house), offices and maintenance shop required for the underground mine.
Since the old flotation section is being used as part of the new circuit, this building is already being heated. A corner of the old secondary crusher building, served by a 40-ton traveling crane, is being used for maintenance of large primary crusher parts and the building is being heated.

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This maintenance area will be expanded to house an enlarged welding shop, freeing up space to expand the existing warehouse. New buildings include:

     o Camp - four x 42 person units to be installed as a second story on the existing camp. This includes some extra capacity for the camp beyond that strictly required for underground operations.

     o Ventilation Fan and Air Heater building housing the two 48-inch ventilation fans and the 45 million Btu/hr air heating plant. A propane storage tank will be provided by the supplier. The facility will be provided with protection from open pit fly rock.

     o Compressor building, housing the three 200 HP air compressors, electrical switchgear and an air receiver. The building, with protection from fly rock, will be located near the ventilation raise.


     The new buildings are modular pre-fabricated, or small pre-engineered structures, and will be installed by the supplier.

     Other options for underground operational building requirements are being examined by LDIM staff. Cost savings may be realized by utilizing existing infrastructure to the fullest extent possible.

POTABLE WATER AND SANITARY FACILITIES

     A new potable water system for the camp, large enough for the underground expansion, is being installed to meet the new Ontario water regulations. The camp sewage treatment plant will be expanded. The old mill septic system will be expanded to accommodate the mine dry.

SECURITY

     A gate and guardhouse is located on the access road at the entrance to the LDIM Project site. It was used during past construction activity and will be re-activated during construction of the underground mine facilities.

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SAFETY AND EMERGENCY FACILITIES

     As Lac Des Iles is already an operating mine, many of the safety systems established for the surface mining operation will apply to the underground operation. Due to the underground working environment, however, special emergency procedures with respect to mine fires and ground movement must be developed.

     Lac des Iles Mine has a trained mine rescue team in place and training is ongoing. The team will be expanded and the training program modified when the underground Project commences.

     The nearest hospital is in Thunder Bay, 120 km from the site. Mine staff includes two nurses working a seven days on, seven days off rotation so that one nurse is on site at all times. The mine keeps an ambulance parked in a heated building; the ambulance is regularly checked, started and driven. There is a roster of pager-equipped employees trained and certified so that ambulance attendants are available at all times.






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ENVIRONMENTAL CONSIDERATIONS

     The information in this section is based on data provided by LDIM environmental staff. RPA has not audited or reviewed the environmental aspects of the LDIM site.

PERMITS AND FILINGS

     Permitting and approvals for underground mining are minimal as the underground mine will be an extension of the much larger and higher impact open pit operations. All approvals will follow the normal Ontario procedures of the Ministry of Northern Development and Mines (MNDM), Ministry of the Environment and Ministry of Labour, through the local offices in Thunder Bay.


APPROVALS IN PROCESS:

     o    Notice of Material Change (MNDM)

     o    Work Permit for camp expansion, Ministry of Natural Resources (MNR)

     o Amendment to Municipal Sewage Certificate of Approval regarding expansion of camp sewage treatment plant by about 33%. A consultant will complete the sewage treatment expansion design after receiving an analysis of effluent samples from the present plant.

     o    Amendment to Closure Plan

     o    Amendment to Certificate of Approval - Air

     o    Certificates for compressed air receivers

     The following applications were ongoing at end 2003:

     o MNR Work Permit Application has been submitted for operations camp, sewage and potable water plant expansion. LDIM should receive the permit in March 2004.

     o Verbal approval has been received from MND and the MNR to begin constructing the East Waste Rockpile. The MNDM requires a "Notice of
          Material Change" be submitted to include the East Waste Rockpile.

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     o    LDIM has responded to a request of information from Department of
          Indian Affairs, to determine if LDIM has impacted the Gull Bay First
          Nations water treatment plant. The data were already available to the public in the LDIM Closure Plan and showed no impact to Gull Bay. A copy of the LDIM site plan and watershed information was given to the
          Department of Indian Affairs.

     o Until the applicable claim is brought to lease, LDIM pays $900 annually for a Land Use Permit regarding the camp. This permit fee may increase for a larger camp. On the assumption that LDIM brings the claim to lease in the near future, RPA has not made an allowance in the underground mine cash flow analysis.

     o The closure plan amendment will be prepared by a consultant and will be dependent on the recommendations of the MNDM. There will be an increase in the financial assurance to be deposited with the MNDM.
          Development of the underground mine will not have a significant effect on the closure plan. The mine will be allowed to flood along with the pit. After removal of buildings, the only surface expression remaining will be the ventilation raise, which will be capped and fenced.

     o A consultant will prepare a dispersion model for the air exhausted from underground prior to filing for the amendment to the Certificate of Approval - Air.

OPERATIONAL CONSIDERATIONS

     The underground operation will have no material effect on LDIM's overall environmental impact. Some of the key considerations are listed below:

     There will be no significant change in:

     o annual production rates of ore, waste rock, or tailings. However, with a longer mine life, more total tailings and slightly more total waste rock will be stored on surface. LDIM advises that the extra tailings for underground will not require material changes to the long term tailings management plan.

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     o    chemical or physical nature of materials to be disposed on-site within existing facilities (waste rock and tailings)

     o mine "footprint" (underground development to take place within the bounds of the existing open pit)

     o    the milling process

     o site water balance (freshwater intake, process water use, mine dewatering activities). Mine water discharge is expected to be minimal and will be directed via the present open pit discharge pipe to the tailings management facility

     o    fuel storage and explosives facilities.

There will be some increase in:

     o on-site manpower and additional camp facilities will be required with consideration for increased drinking water consumption, increased sewage treatment, and increased domestic non-hazardous waste disposal

     o maintenance abilities with respect to additional types of mining equipment. Overall off-site waste disposal and fuel consumption will not change significantly.

REGULATORY CONSIDERATIONS

     o no requirement for environmental assessment processes, as there is no significant change to production capacities

     o    no requirement for significant changes to the site closure plan (i.e.
          site closure costs) as there are no significant changes to the physical and chemical nature of the waste rock and tailings, or to the overall mine "footprint"

     o    no requirement for changes to permits to take water

     o minor changes to the air permit may be required to incorporate underground operations ventilation equipment

     o minor changes may be required in permitting for new camp facilities, drinking water treatment, domestic waste disposal, and sewage disposal, however there is generally an ongoing need for minor updates in these areas with or without the development of underground operations

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     o    ongoing maintenance of land use permits, leases, and licenses.


CONCLUSION

     LDIM does not anticipate any environmental, aboriginal issues or local opposition that will impede development of the underground mine.











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CAPITAL AND OPERATING COST ESTIMATES

CAPITAL COSTS

     Capital costs are estimated in first half 2004 Canadian dollars. The Base
Case covers Owner pre-production development and production mining, and is summarized in Table 18.6.

     The capital cost estimate covers a 16 month pre-production development period. It is inclusive of all costs for the development of the underground mine at 2,000 tonnes per day ore production rate over the mine life.

     Accounting, payroll, purchasing, and human resources requirements for the underground operation can be met through existing LDIM resources. GST is assumed to net out, and PST is not applicable to most items, and is not included. As all quotes and costs forming the basis of the estimate are in Canadian dollars, no currency conversion was required in the cost estimate.


MINE DEVELOPMENT

     Mine development includes all rockwork and support. Productivities were calculated from first principles e.g. for each face, number of holes required, powder factors assigned, manpower for operating each item of equipment, etc.

MOBILE AND STATIONARY EQUIPMENT

     Equipment requirements are estimated from the mine production schedule and productivity estimates. Equipment will be phased in as required by the development schedule. Smaller equipment such as mine service vehicles and the shuttle bus will be purchased outright. Major mobile equipment will be leased and expensed on a monthly basis. Leasing costs are based supplier's purchase price quotes for a five-year lease term with a 20% residual buyout. Leasing costs incurred during the pre-production period are included in Owner's Costs. A spares allowance has been made for each equipment item, and is included in the gross quoted price for the equipment. It is assumed that some major spares will be placed on consignment.

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ELECTRICAL EQUIPMENT

     The costs have been estimated by McIntosh Engineering, based on single line drawings.

BUILDINGS AND SURFACE FACILITIES

     Capital costs for materials are based on supplier's quotes. Construction costs are based on local contractor's estimates.

EPCM

     Engineering, procurement and construction management is covered by an allowance of 7% of the capital cost, excluding Indirects, Owner's Costs, and Contingency. This allowance is lower than commonly used, as the majority of the work will be completed either by suppliers or by LDI staff.


INDIRECTS

     These will include:

     o    Vendor costs for commissioning equipment

     o    Construction labour

     o Construction spares, at 1% of costs other than mobile and stationary equipment

     o First Fills consumables. These are expected to be minimal due to the proximity to suppliers in Thunder Bay, and the existing warehouse inventory. An allowance of $125,000 has been made for First Fills.

     o Freight, with an allowance of 3% of heavy goods and equipment where not already included in the budget prices

     o Project insurance for the construction period, with an allowance of 0.75% of the project value.

OWNER'S COSTS

     The items included are:


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     o    Owner's labour costs for the 16 month pre-production period related to underground mine development. This will include a build up period for recruitment and training.

     o    Relocation expenses

     o    Office/technical supplies

     o Equipment leasing for major mobile equipment used in the pre-production period

     o    Development diamond drilling

     o    Small personal vehicles


CONTINGENCY

     RPA defines contingency as monies that will be spent but are not specifically allocated, rather than an allowance for risk or unforeseen events.
For this Project, contingencies have been estimated at 10% for development, 10% for equipment, and 10% for services and Owner's Costs. Contingencies have not been applied to indirect costs and to some of the smaller items of equipment.
The average contingency for the Project is 8%.



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                      TABLE 18.6 CAPITAL COST - BASE CASE
            LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

               AREA                                     COST (C$'000)
               Rockwork                                     9,848
               Mobile Equipment                               965
               Stationary Equipment                         2,137
               Other Equipment                                683
               Electrical                                   2,098
               Buildings                                    4,582
               Surface Services                               124
               EPCM                                         1,431
               Indirects                                    1,380
               Owner's Costs                                9,937
               Contingency                                  2,755
                                         SUBTOTAl          35,940

               Capitalized Operating Costs                    947
               Less PPD Revenue                            (6,530)
               TOTAL                                      $30,358


SUSTAINING CAPITAL

     Due to the relatively short duration of the Project, all routine mine development costs carried out by LDIM employees after the pre-production period have been included in operating costs. The only capitalized development costs during production will be vent raise extensions in the lower sections of the mine carried out by contractors. $2.6 million has been estimated, to be incurred between 2006 and 2007.

     An allowance has been made in sustaining capital for rebuilds on scooptrams and trucks in 2008. Lease residual payments on equipment have been included at the end of mine life. Annual leasing costs are included in the operating costs.

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     It has been assumed that underground closure costs will be minimal, covering removal of underground equipment and services, and capping of the Fresh
Air and Shop Raises. Costs of this work are small and should be recovered from the salvage value of the equipment. No allowance for closure costs has been made in sustaining capital.

     The total sustaining capital cost covering the above items is $5.3 million.

OPERATING COSTS

     The operating cost estimate covers a 4.7 year mine life from September 2005 to June 2010. Costs are estimated in 2004 C$.

     Operating costs have been estimated in detail from first principles. They are based on the production and development schedule presented in Table 18.5.
Current Milling, Site Power and G&A costs have been obtained from LDIM.

     Operating Costs are summarized in the following table:

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                                        TABLE 18.7 OPERATING COSTS - BASE CASE
                               LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE


                                   2005         2006       2007       2008       2009       2010     TOTAL
-------------------------------------------------------------------------------------------------------------
GROSS COST (C$'000)

Labour                             2,906        8,717      8,717      8,717      8,717      4,532    42,306

Operating supplies                 2,335        7,902      4,022      3,956      3,956      1,833    24,003

Maintenance Supplies               1,257        4,212      2,572      2,572      2,542      1,178    14,332

Contracted cost                    387          1,161      1,161      1,161      1,161      -        5,031

Equipment Leases                   878          2,633      2,633      2,633      2,633      1,316    12,726

Power (u/g only)                   389          1,227      1,227      1,227      1,227      569      5,865

SUB-TOTAL MINE                     8,151        25,852     20,332     20,265     20,235     9,749    104,264

Ore Transport                      -            -          -          -          -          -

Milling (incl power)               1,838        5,796      5,796      5,796      5,796      2,686    27,709

G&A                                331          1,044      1,044      1,044      1,044      484      4,991

TOTAL                              10,320       32,692     27,172     27,105     27,075     12,599   136,963

UNIT COST (C$/TONNE
MILLED)                                                                                              AVG

Labour                             12.72        12.11      12.11      12.11      12.11      13.58    12.29

Operating supplies                 10.22        10.98      5.59       5.49       5.49       5.49     6.97

Maintenance Supplies               5.50         5.85       3.57       3.57       3.53       3.53     4.16

Contracted cost                    1.69         1.61       1.61       1.61       1.61       -        1.46
Equipment Leases                   3.84         3.66       3.66       3.66       3.66       3.94     3.70

Power (u/g only)                   1.70         1.70       1.70       1.70       1.70       1.70     1.70

SUB-TOTAL MINE                     35.69        35.91      28.24      28.15      28.10      28.25    30.29

Ore Transport                      -            -          -          -          -          -

Milling (incl power)               8.05         8.05       8.05       8.05       8.05       8.05     8.05

G&A                                1.45         1.45       1.45       1.45       1.45       1.45     1.45

TOTAL                              45.19        45.41      37.74      37.65      37.60      37.75    39.79


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ECONOMIC ANALYSIS

     A Pre-tax Cash Flow Projection has been generated from the life of mine capital and operating cost data. A summary of the key criteria is provided below.

REVENUE

     o    metal prices: Per 2004 LDIM Budget

                Palladium        US$325 per ounce.
                Platinum         US$700 per ounce
                Gold             US$375 per ounce
                Copper           US$0.90 per pound
                Nickel           US$5.50 per pound

     o    metallurgy as per the 2004 LDIM budget and current experience

     o    palladium metal recovery 83%

     o net smelter returns based on LDIM's current terms with Inco and Falconbridge as described in Section 16, Smelting and Refining

     o    revenue is recognized at the time of production

     o    exchange rate US$1: $C1.33

     o    NSR Royalty 5%

COSTS

     o    pre- production period    16 months

     o    mine life                 4.7 years

     o    production plan as summarized in Table 18.5

     o mine life capital totals C$36.7 million, net of pre-production revenue.

     o the average operating cost over the mine life is C$39.79 per tonne milled.

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CASH FLOW ANALYSIS

     The economic analysis has been carried out specific to underground mining where underground production is considered incremental to the higher-output ongoing open pit operation. Some costs at present are wholly absorbed by open pit mining, e.g. indirects, such as head office costs. A more complete economic assessment of the impact of underground mining will require analysis of cash flow projections both for the total open pit and underground, and for the open pit alone.

     For the underground mine on a stand-alone basis, the undiscounted pre-tax cash flow for the Base Case totals $92.0 million over the mine life, and simple payback occurs by the first quarter of 2007 (1.2 years), see Table 18.8 below.

     The unit operating cost is US$152 per ounce of palladium, net of by-product credits. The mine life capital unit cost is US$48 per ounce, for a total cash cost of US$200 per ounce of palladium. Average annual palladium production from underground during operation is 118,000 ounces per year.


                                      113

                                                             TABLE 18.8
                                                       MINE CASH FLOW SUMMARY
                                                       LAC DES LLES MINES LTD.
                                                          LAC DES LLES MINE

                                                           PRE-
SUMMARY - BASE CASE                                     PRODUCTION      2005    2006    2007    2008    2009    2010    TOTAL

                                   ER= 0.75
PRODUCTION              Ore                 000 tonnes       25          194     604     720     720     720     334    3,317
DEVELOPMENT             Ore                 000 tonnes       75           34     116                                      225
                        Waste               000 tonnes      240           99     268       5                              611
                        Total Development   000 metres      4.4          2.0     5.9     0.1                             12.4


TOTAL MILLFEED                              000 tonnes      100          228     720     720     720     720     334    3,542
                        Pd                  g/t            5.64         6.39    6.75    6.92    6.32    6.67    6.67     6.62
                        Pt                  g/t            0.34         0.36    0.40    0.42    0.38    0.41    0.41     0.40
                        Au                  g/t            0.31         0.28    0.36    0.39    0.24    0.36    0.36     0.34
                        Ni                  %              0.07%        0.07%   0.09%   0.09%   0.06%   0.09%   0.09%    0.08%
                        Cu                  %              0.07%        0.06%   0.07%   0.08%   0.05%   0.08%   0.08%    0.07%

METAL RECOVERIES        Pd                  g/t              83%          83%     83%     83%     83%     83%     83%      83%
                        Pt                  g/t              75%          75%     75%     75%     75%     75%     75%      75%
                        Au                  %                75%          75%     75%     75%     75%     75%     75%      75%
                        Ni                  %                35%          35%     35%     35%     35%     35%     35%      35%
                        Cu                  %                80%          80%     80%     80%     80%     80%     80%      80%

CONCENTRATE                                 000 tonnes      0.7          1.4     5.2     5.7     3.6     5.5     2.5     24.7
                        Pd                  g/t             785          785     785     785     785     785     785      785
                        Pt                  g/t              43           43      43      43      43      43      43       43
                        Au                  g/t              37           37      37      37      37      37      37       37
                        Ni                  %               3.7%         3.7%    3.7%    3.7%    3.7%    3.7%    3.7%     3.7%
                        Cu                  %               8.2%         8.2%    8.2%    8.2%    8.2%    8.2%    8.2%     8.2%

PAYABLE METAL           Pd                  000 oz         13.7         35.6   118.5   121.5   111.0   117.1    54.3    571.7
                        Pt                  000 oz          0.7          1.8     6.3     6.6     5.8     6.3     2.9     30.4
                        Au                  000 oz          0.6          1.3     5.4     5.9     3.6     5.4     2.5     24.8
                        Ni                  000 lbs          46          116     430     468     326     443     205    2,033
                        Cu                  000 lbs         107          214     779     847     509     825     382    3,664

METAL PRICES            Pd                  US$ / oz        325          325     325     325     325     325     325      325
                        Pt                  US$ / oz        700          700     700     700     700     700     700      700
                        Au                  US$ / oz        375          375     375     375     375     375     375      375
                        Ni                  US$ / lb       5.50         5.50    5.50    5.50    5.50    5.50    5.50     5.50
                        Cu                  US$ / lb       0.90         0.90    0.90    0.90    0.90    0.90    0.90     0.90

GROSS REVENUE           TOTAL               C$ '000      $7,414      $18,867 $63,990 $66,152 $58,361 $63,570 $29,464 $300,404

TMT/REF/FRT             (incl penalties)    C$ '000      $  517      $ 1,220 $ 4,273 $ 4,517 $ 3,472 $ 4,349 $ 2,016 $ 19,847

NSR                     Gross (net          C$ '000      $6,530      $16,715 $56,552 $58,360 $52,021 $56,072 $25,989 $265,710
                        of royalty)
                        Unit NSR            C$ per t.    $65.48      $ 73.19 $ 78.54 $ 81.06 $ 72.25 $ 77.88 $ 77.88 $  77.19
                                            milled

OPERATING COSTS         Mine                C$ '000                  $ 8,151 $25,852 $20,332 $20,265 $20,235 $ 9,429 $104,264
                        Ore Transport       C$ '000                  $     - $     - $     - $     - $     - $     - $      -
                        Milling             C$ '000                  $ 1,838 $ 5,796 $ 5,796 $ 5,796 $ 5,796 $ 2,686 $ 27,709
                        (incl power)
                        G&A                 C$ '000                  $   331 $ 1,044 $ 1,044 $ 1,044 $ 1,044 $   484 $  4,991
                        Other               C$ '000                  $     - $     - $     - $     - $     - $     - $      -
                        TOTAL               C$ '000                  $10,320 $32,692 $27,172 $27,105 $27,075 $12,599 $136,963

OPERATING COSTS         Mine                C$/ t milled             $ 35.69 $ 35.91 $ 28.24 $ 28.15 $ 28.10 $ 28.25 $  30.29
                        Ore Transport       C$/ t milled             $     - $     - $     - $     - $     - $     - $      -
                        Milling             C$/ t milled             $  8.05 $  8.05 $  8.05 $  8.05 $  8.05 $  8.05 $   8.05
                        (incl power)
                        G&A                 C$/ t milled             $  1.45 $  1.45 $  1.45 $  1.45 $  1.45 $  1.45 $   1.45
                        Other               C$/ t milled             $     - $     - $     - $     - $     - $     - $      -
                        TOTAL               C$/ t milled             $ 45.19 $ 45.41 $ 37.74 $ 37.65 $ 37.60 $ 37.75 $  39.79

OPERATING CASH FLOW                         C$ '000                  $ 6,395 $23,860 $31,188 $24,916 $28,997 $13,390 $128,746


CAPITAL COSTS           Development         C$ '000      $ 9,848     $     - $ 1,848 $   766 $     - $     - $     - $ 12,462
                        Equipment           C$ '000      $10,590     $     - $     - $     - $ 1,050 $     - $ 2,700 $ 14,340
                        EPCM                C$ '000      $ 1,431     $     - $     - $     - $     - $     - $     - $  1,431
                        Indirects           C$ '000      $ 1,380     $     - $     - $     - $     - $     - $     - $  1,380
                        Owner's Cost        C$ '000      $ 9,937     $     - $     - $     - $     - $     - $     - $  9,937
                        Sub Total           C$ '000      $33,185     $     - $ 1,848 $   766 $ 1,050 $     - $ 2,700 $ 39,549
                        Contingency         C$ '000      $ 2,755     $     - $     - $     - $     - $     - $     - $  2,755
                        TOTAL               C$ '000      $35,940     $     - $ 1,848 $   766 $ 1,050 $     - $ 2,700 $ 42,305

                        PPD Revenue         C$ '000      ($5,582)                                                     ($5,582)

                        TOTAL               C$ '000      $30,358     $     - $ 1,848 $   766 $ 1,050 $     - $ 2,700 $ 36,722

NET PRE-TAX CASH FLOW                       C$ '000     ($30,358)    $ 6,395 $22,012 $30,422 $23,866 $28,997 $10,690 $ 92,024
                        Cumulative          C$ '000     ($30,358)   ($23,963)($1,951)$28,472 $52,337 $81,334 $92,024

UNIT PRODUCTION COSTS   Operating           US$ per oz Pd               $190    $174    $132    $157    $139    $140     $152
                        (net of by product credits)

                        Life of Mine        US$ per oz Pf                                                                 $48
                        Capital

                        TOTAL               US$ per oz Pd                                                                $200

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     Net present value (NPV) for the Base Case Pre-Tax Model was calculated using a 10% discount rate (see Table 18.9). This is a 2004 constant dollar model and as mine life is relatively short (4.7 years) introduction of inflation/deflation criteria to the model will make little difference to the NPV figures.

     Over recent years, Canadian mining companies have used discount rates between 12% and 15% for project evaluation of Canadian greenfield projects. Projects in other countries are likely to be discounted at higher rates, to reflect an added risk element. An incremental project to a Canadian-based existing profitable mining operation will carry a low risk premium. Therefore, a 10% discount rate for LDIM can be regarded as conservative for project evaluation purposes.


                TABLE 18.9 NET PRESENT VALUES AND INTERNAL RATE
                                    OF RETURN
            LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE


DISCOUNT RATE                5%                 10%                 15%
-----------------------------------------------------------------------------

NPV (C$ `000)              $69,151            $52,195             $39,437

INTERNAL RATE OF            58%
RETURN (IRR)



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SENSITIVITIES

     Pre-tax sensitivity NPVs over the Base Case have been calculated at a 10% discount rate for -20% to +20% variations in:

     o    palladium price

     o    operating costs

     o    capital costs

     o    US$: C$ exchange rate

     o    Pd head grade

     o    % extraction


     The sensitivities are shown in Figure 18.6 and Table 18.10.

     On Friday February 27, 2004, the closing metal prices pertinent to LDIM were as follows:

               Palladium       US$235 per ounce.
               Platinum        US$895 per ounce
               Gold            US$394 per ounce
               Copper          US$1.35 per pound
               Nickel          US$6.69 per pound

     The US$ exchange rate was $0.75 per C$.

     Using these prices and exchange rate, the undiscounted pre-tax cash flow for the Base Case totals $41.3 million and the NPV at 10% is $18.8 million. The unit operating cost is US$129 per ounce of palladium, net of by-product credits. The mine life capital unit cost is US$50 per ounce, for a total cash cost of US$179 per ounce of palladium.


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                                     [MAP]






                                                                     FIGURE 18.6
                                                         LAC DES ILES MINES LTD.
                                                      LAC DES ILES MINE, ONTARIO
                                                            SENSITIVITY ANALYSIS

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

                      TABLE 18.10 BREAK EVEN SENSITIVITY ANALYSES
               LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

    ITEM               UNIT       BASE CASE VALUE     VALUE AT NPV=0     % CHANGE IN
                                                                          VARIABLE OVER
                                                                            BASE CASE
----------------------------------------------------------------------------------------
PALLADIUM PRICE     US$ per oz         US$325              US$216             - 33
OPERATING COST      C$ per tonne       C$39.79             C$62.23            + 56
CAPITAL COST        C$ `000            C$36,700            C$93,900           + 156
EXCHANGE RATE       US$ : C$           US$0.75             US$0.99            + 32
PD HEAD GRADE       g/t Pd             6.62                4.33               - 35
                                                           18 months'
EXTRACTION          Tonnes `000        3,542               production

RISK ANALYSIS

     From Table 18.10, the Project is most sensitive to external economic criteria related to the palladium price (spot price and C$:US$ exchange rate). Any further rise in the Canadian dollar will have a direct impact on Project viability where costs are almost entirely in C$ and revenues are in US$. The major Project risk will arise if there is a combination of significant weakening of the US dollar combined with a prolonged period of lower Pd spot prices.

     o US$:C$ EXCHANGE RATE. The US dollar is under considerable pressure, but there are signs that US$: C$ rate may soon stabilize through a combination of corrective government policies in both countries.

     o PALLADIUM PRICE With expiry of the US$325 floor price contract in June 2005, LDIM will be receiving spot prices for its palladium sales. Current spot prices are in the US$270-US$290 range, and expectations among producers and consumers are that the market should strengthen, with encouraging signs of increased demand both in jewellery usage and in the autocatalyst market. At the present palladium price, the Project is less robust, but still has a positive NPV.

     o PD HEAD GRADE. Head grade should not change significantly from present estimates unless there is increased dilution, perhaps caused by unforeseen

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          poor ground conditions. Geomechanics testwork and the experience of open pit ground conditions suggest that this is unlikely, especially during primary stope extraction. Should grades fall through increased dilution in the pillar recovery stage, there will be the option to leave broken ore in the drawpoints.

     o EXTRACTION. The Base Case undiscounted payback period is 15 months from production start up. This is the point at which production could cease and the mine would be in a nominal breakeven situation in terms of Base Case assumptions.

     o CAPITAL AND OPERATING COSTS. These costs have been calculated from first principles using firm price quotations and known manpower and equipment productivities. Capital costs are estimated to an accuracy of +15%/-10%. The Project is not particularly sensitive to capital cost overruns. Rises in consumable costs (fuel and power) could increase unit operating costs. It is unlikely such cost rises would seriously endanger Project viability unless they were combined with adverse changes in other variables such as exchange rates and Pd price.

     The Project has a rapid simple payback of 15 months, which minimizes the chance for adverse changes in underlying fundamental variables to have a significant effect on overall Project viability.

PALLADIUM MARKET

     Platinum and palladium have a very recent history, unlike gold and silver, which have been known since the earliest civilizations. Platinum was only categorized as a precious metal in 1751 and palladium was isolated in 1803. Since then they have made major contributions to modern scientific progress.


     In nature palladium is generally found as part of the so-called Platinum Group Metals (PGMs) and together with other metals such as gold, nickel or copper. The PGMs are Platinum (Pt), Palladium (Pd), Rhodium (Rh), Ruthenium
(Ru), Iridium (Ir) and Osmium (Os). Palladium normally occurs alloyed with platinum ores and other elements of the

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platinum group in placer deposits. Palladium, like all the platinum metals, occurs in ultrabasics, such as peridotite or norite, as at Lac Des Iles. It is also found associated with nickel-copper deposits.

     The PGMs are classified under one heading due to their similar chemical and physical properties and because they are often found together. PGMs are also called the noble metals as a result of their superior ability to withstand oxidation and corrosion. Although palladium is mined with platinum and is similar to it in many aspects, there are important differences between the two metals.

     Palladium shows unusual properties. The specific chemical and physical properties of this metal are of essential use for a number of different industrial applications.

     Palladium is the least dense and lowest melting of the Platinum Group Metals. It is a silver-white metal and does not tarnish in air. When annealed, it is soft and ductile. Cold working greatly increases its strength and hardness. It resists high temperature corrosion and oxidation but it is attacked by nitric and sulfuric acid. Palladium has been named the "amazing soaking sponge" because at room temperature it has the unusual property of absorbing up to 900 times its own volume of hydrogen. Hydrogen readily diffuses through heated palladium and this provides a means of purifying the gas. Finely divided, it is a good catalyst and is used for hydrogenation and dehydrogenation reactions.

     The importance of palladium, based on its catalytic properties, increased considerably since the 1970s when demand for autocatalysts grew with introduction of automotive emission standards in the developed countries. During the 1990s, use of palladium in autocatalysts soared, since it replaced the more expensive and less efficient platinum.

PALLADIUM SUPPLY AND DEMAND

     The palladium market has been exceptionally volatile, and currently represents just fractions of levels in the late 1990s. This volatility has at times caused it to become an unattractive market in which to operate. The supply side remained robust when demand

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withered in the automotive and specialist applications fields in what is a relatively small market.

     Palladium demand depends heavily on the evolution of environmental regulations and standards, particularly in the autocatalysts sector. Through the Kyoto Protocol, stricter environmental regulations on emissions standards (and particularly the so-called greenhouse gases) are being implemented in many countries.

     Prices have fallen since 2000, but this has been a benefit for palladium demand in that consumers, particularly the automotive industry, have not been encouraged to switch to platinum and rhodium as when palladium prices have exceeded those of platinum.





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

                          TABLE 18.11 PALLADIUM DEMAND 1998 - 2003
                   LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

                            1998        1999       2000       2001       2002       2003
---------------------------------------------------------------------------------------------
                                                     ('000 OUNCES)
BY APPLICATION
Autocatalyst:
Gross                       4,890       5,880      5,640      5,090      3,090      3,670
Recovery                    (175)       (195)      (230)      (280)      (370)      (410)
Electronics                 2,075       1,990      2,160      670        750        985
Dental                      1,230       1,110      820        725        770        815
Chemical                    230         240        255        250        255        250
Jewellery                   235         235        255        230        260        245
Other                       115         110        60         65         95         95
---------------------------------------------------------------------------------------------
TOTAL                       8,600       9,370      8,960      6,750      4,850      5,650
TOTAL DEMAND BY REGION

North America               3,690       4,255      3,445      2,705      935        1,625
Japan                       2,215       2,205      2,105      1,370      1,330      1,450
Europe                      1,985       2,095      2,410      1,905      1,625      1,535
Rest of the World           710         815        1,000      770        960        1,040
---------------------------------------------------------------------------------------------
  TOTAL DEMAND              8,600       9,370      8,960      6,750      4,850      5,650

Source: Johnson Matthey Platinum 2003 Interim Review, November 2003.

     In 2002, autocatalyst demand for palladium slumped to 3.08 million oz. This was largely due to the heavy use of inventories of metal by some US auto companies, which meant that purchases of metal were substantially lower than consumption.

     Excess inventories of palladium within the industry as a whole were largely depleted during the year. The lower rate of stock utilization compared with 2001 led to higher demand for palladium. Palladium use for industrial and other markets grew in 2002 and 2003 with the majority of this increase attributed to the jewellery industry.

     Demand for palladium is expected to improve through 2004 and less use of inventories by both the auto and electronics industries will result in an increase in metal

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purchases. Johnson Matthey, in its PLATINUM 2003 publication predicted that programmes to replace palladium-based autocatalysts with platinum-based alternatives on some vehicles have largely run their course and will have little further impact on palladium demand. The accuracy of that statement was substantiated in May 2003, when General Motors announced its intention to start using palladium instead of platinum in the manufacture of catalytic converters.

     Palladium market fundamentals are particularly tight since supply is extremely limited. More than 90% of world palladium production is concentrated in just two countries: the Russian Federation and South Africa (see Tables 18.12, 18.13). The Russian Federation alone accounts for more than two thirds of total palladium supply, what puts this country in a position of price maker.

     The actual level of Russian palladium stockpiles is a state secret. Russian Government export policies have significantly influenced world palladium supply and prices volatility.

     The other significant producing area is the Bushveld Complex in South Africa, where Platinum Group Metals are mined as primary products. Palladium is also mined in smaller deposits in United States and Canada. Mining companies in South Africa and North America are developing expansion plans, which will lead to future increases in palladium production.

     New palladium mine developments and exploration outside the Russian Federation, particularly in North America, are taking place as a result of the 1990s palladium market boom. This is a response to the erratic Russian supplies and consequent higher palladium prices. There is a need to diversify away from the heavy dependence on Russian palladium.

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

                    TABLE 18.12 PALLADIUM SUPPLY BY REGION 1998 - 2003
                 LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

                1998        1999         2000         2001         2002        2003
--------------------------------------------------------------------------------------
                                            (`000 OUNCES)
Russia          5,800       5,400        5,200        4,340        1,930       2,950
South
Africa          1,820       1,870        1,860        2,010        2,160       2,280
North
America         660         630          635          850          990         850
Others          120         160          105          120          170         240
--------------------------------------------------------------------------------------
TOTAL           8,400       8,060        7,800        7,320        5,250       6,320

Source: Johnson Matthey Platinum 2003 Interim Review, November 2003

               TABLE 18.13 WORLD MINE RESOURCES AND RESOURCE BASE
             LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE


                           PLATINUM                PALLADIUM                    PGM
                      2002         2003       2002          2003       RESERVES       RESERVE
                                                                                      BASE
-------------------------------------------------------------------------------------------------
                                                (`000 OUNCES)
USA                   140          130        475           470        28,935         64,300
Canada                225          225        370           350        9,965          12,540
Russia                1,125        1,160      2,700         2,380      199,330        212,195
South Africa          4,310        4,340      2,060         2,080      2,025,500      2,250,550
Other countries       110          160        220           225        25,720         27,330
-------------------------------------------------------------------------------------------------
WORLD TOTAL           5,910        6,015      5,825         5,505      2,289,500      2,566,900
(ROUNDED)

Source: U.S. Geological Survey, Mineral Commodity Summaries, January 2004 (rounded figures)

BENCHMARK AND PRICE DISCOVERY MECHANISM

     Since palladium supply currently is very limited, palladium prices are much more volatile than the other industrial metals. The key factors that may influence prices are the policies in the most important producing countries, in particular, the Russian Federation and South Africa, the size and availability of the Russian State stockpiles, as well as the economic situation of main consuming countries, like United States, Japan and Europe. Prices of other precious metals may also play an important role in the palladium price discovery mechanism since there are some substitution effects among them.

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     The main reference price for palladium is the London Fix, which is considered the international benchmark. The quotation is done twice a day and the fixing is transmitted by international press agencies and taken up by industrialists and producers.

     A number of palladium users are attempting to buy the product directly from the few producers in the world, bypassing metals exchanges. Norilsk Nickel, the major palladium mining company, is also trying to establish long term contracts directly with customers.

     Table 18.14 below shows the historical palladium price fluctuations, where in 2002 prices dropped significantly from the $US600 levels of 2000 and 2001. The 2003 trading range of US$150 - US$250 is likely to be higher in 2004.

     Palladium spot prices have risen steadily in 2004 from US$195 to US$245 (mid February) and could rise further in line with any price increases in gold and the PGMs. This is in part, reflected in continuing weakness of the US Dollar. The US economic fundamentals bringing this about do not appear likely to improve in the near term, and in RPA's opinion a further steady rise in PGM prices can be expected.

                  TABLE 18.14 PALLADIUM SPOT PRICES PER OUNCE
            LAC DES ILES MINES LTD. - LAC DES ILES UNDERGROUND MINE

                     YEAR              AVERAGE PRICE (US$ /OZ.)
           ----------------------------------------------------------
                     2003                         201
                     2002                         338
                     2001                         604
                     2000                         681
                     1999                         358
                     1998                         284

Source: WWW.KITCO.COM

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NORTH AMERICAN PALLADIUM SALES ARRANGEMENTS

     (FROM NAP 2003 ANNUAL REPORT)
     "The Company has sold forward 50,400 ounces in 2003 at an average palladium price of US$899 per ounce. In addition, it has a long-term sales contract with a major automobile manufacturer to June 30, 2005 limiting downside exposure to low palladium prices. The combination of our forward sales position and floor price under the sales contract resulted in the Company receiving not less than US$440 per ounce for 2003 palladium sales."

NAP PALLADIUM SALES CONTRACT

     "During 2000, the Company entered into a contract (the "Palladium Sales Contract") with a major automobile manufacturer whereby the Company hedged the price of 100% of the palladium the Company is entitled to receive from the smelter firms. Under the Palladium Sales Contract the sales price is based on the monthly average spot price for palladium, as determined by the London Metal Exchange P.M. Fix, for the month prior to the month that the metal is received by the customer, but the price will be no less than US$325 per ounce for 100% of the metal received and no more than US$550 per ounce for 50% of the metal received. For the remaining 50% of the metal received, there is no maximum price. The Palladium Sales Contract's term commenced effective July 1, 2000 and expires on June 30, 2005."

     "The Palladium Sales Contract provided for automatic extension beyond its original term. However, on April 24, 2001, the Company elected not to extend the contract beyond June 30, 2005. The fair value of the Palladium Sales Contract approximated its carrying value as at December 31, 2002."

     One of the most important obstacles for a more widespread use of palladium has been its limited supply. At present, production of palladium is concentrated in a few areas in the world, mainly in the Russian Federation and South Africa. This concentration of production fills the market with uncertainties concerning prices and availability of supply.

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19 INTERPRETATION AND CONCLUSIONS

     In RPA's opinion, the LDIM underground mining Project is a relatively low risk operation from a technical viewpoint. The underground mine will lie down dip and directly beneath the open pit mine, which has been in operation since 1993. Metallurgical response is predictable and proper environmental controls are in place. Site infrastructure is well established, and permitting for an underground operation has been fully discussed with the relevant ministries, with no difficulties being foreseen. Provisions of services such as power, water and sewage are incremental to those existing for the open pit mine. In RPA's opinion, the key risks to the Project lie in three areas:


     a. Palladium price. A decline in the palladium price to approximately US$216 per ounce results in a breakeven discounted cash flow. The Project is somewhat sensitive to nickel and platinum prices as well. A decline in the nickel price to approximately US$4.00 per pound and platinum to approximately US$500 per ounce would result in a break even discounted cash flow at the current palladium price.

     b. Extraction of the ore without fill presents some risk, which geomechanical modelling shows should be manageable. In RPA's opinion, the investment in backfill is not warranted at present palladium prices.

     c. Pre-production schedule. There is a schedule risk in that the forecast calls for work to commence in May 2004. It will be difficult to acquire a reasonable crew and equipment by that time.



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20 RECOMMENDATIONS

     RPA recommends that LDIM carry out an economic analysis on an after-tax basis, comparing the combined open pit and underground operation against the stand-alone open pit. Subject to such an analysis, RPA recommends that LDIM proceed with the development of the underground mine.


     To successfully implement the current pre-production schedule, RPA recommends the following be undertaken as soon as a positive decision on the underground development is reached:

     o    Complete the Implementation Plan.

     o Retain a contractor to carry out the initial phase of portal development and decline development to the first ventilation raise bypass.

     o    Commence hiring underground staff and development miners.

     o Begin negotiations with major mobile equipment manufacturers with respect to leasing contracts, delivery dates (particularly the 60 tonne trucks) and maintenance agreements.

     o    Assemble tender documents for major surface work.

     o    Begin development of underground safety programs.

     o    Finalize operating permits.

     o Develop procedures coordinating underground operations with the open pit.



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21 REFERENCES

Itasca Consulting Canada Inc., "Lac Des Iles Project - Transition to Underground Mining, 2004 Update of Geomechanics Issues", February 2004

Johnson Matthey, "Platinum 2003 Interim Review", November 2003

M. J. Lavigne and M. J. Michaud, "Geology of North American Palladium Ltd.'s Roby Zone Deposit, Lac des Iles", CIM Exploration and Mining Geology, Vol 10 Nos. 1 and 2, 2001.

North American Palladium Ltd, "2002 Annual Report"

Pincock Allen & Holt, Technical Report 9296.02, September 12, 2003

RPA, "Feasibility Study for Underground Mining at the Lac Des Iles Mine", February 27, 2004

RPA, "Prefeasibility Study for Underground Mining at the Lac Des Iles Mine", July 31, 2003

Seeber, H.C., "Underground Ventilation at North American Palladium's Lac Des Iles Mine", February 2004

U.S. Geological Survey, Mineral Commodity Summaries, January 2004

LDIM: production history, surface services, land tenure, royalties, taxes, metallurgy, smelter terms, exploration potential, consumables pricing, capital equipment quotes, mine safety and environment



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22 SIGNATURE PAGE

     This report titled Technical Report on Underground Mining at the Lac Des Iles Mine, and dated April 2, 2004, was prepared by and signed by the following authors:




                                                    (SIGNED & SEALED)
     Dated at Toronto, Ontario                  Graham G. Clow, P.Eng.
     April 2, 2004                              Principal
                                                Roscoe Postle Associates Inc.



                                                    (SIGNED & SEALED)

     Dated at Vancouver, British Columbia       David W. Rennie, P.Eng.
     April 2, 2004                              Consulting Geological Engineer
                                                Roscoe Postle Associates Inc.





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23 CERTIFICATE OF QUALIFICATIONS

GRAHAM G. CLOW

     I, Graham G. Clow, P.Eng., do hereby certify that:

1. I am Principal Mining Engineer with Roscoe Postle Associates Inc. of Suite 501, 55 University Ave Toronto, ON, M5J 2H7.

2. I am a graduate of Queen's University, Kingston, Ontario Canada in 1972 with a Bachelor of Science degree in Geological Engineering and in 1974 with a Bachelor of Science degree in Mining Engineering.

3. I am registered as a Professional Engineer in the Province of Ontario (Reg.# 8750507). I am a Member of the Canadian Institute of Mining, Metallurgy and Petroleum, and a Member of the Society of Mining Engineers of the American Institute of Mining and Metallurgy.

4. I have worked as a mining engineer for a total of 30 years since my graduation. My relevant experience for the purpose of the Technical Report is:
     o Review and report on more than fifty mining operations and Projects around the world for due diligence and regulatory requirements
     o    Senior Engineer to Mine Manager at seven Canadian mines and projects
     o    Senior person in charge of the construction of two mines in Canada
     o Senior VP Operations in charge of five mining operations, including two in Latin America
     o    President of a gold mining company with one mine in Canada
     o    President of a gold mining company with one mine in Mexico

5. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43 -101.

6. I am responsible for overall preparation of the Technical Report, except Sections 7 to 15 and the Mineral Resources portions of Section 17.

I    first visited the site in January 2003 and subsequently in April 2003.

7. I have had no prior involvement with the property that is the subject of the Technical Report.

8. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

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9.   I am independent of the Issuer applying the tests set out in section 1.5 of
     National Instrument 43-101.

10. I have read National Instrument 43-101F1, and the Technical Report has been prepared in compliance with National Instrument 43-101 and Form 43-101F1.

11. I consent to the filing of this Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of this Technical Report.






    Dated 2nd day of April, 2004.



      (SIGNED & SEALED)

    Graham G. Clow, P. Eng





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DAVID W. RENNIE

     I, David W. Rennie, P.Eng., do hereby certify that:

1. I am currently employed as a Consulting Geological Engineer with Roscoe Postle Associates Inc. of Suite 2000, 1066 West Hastings Street, Vancouver, British Columbia, Canada, V6C 3X2.

2. I graduated with a Bachelor of Applied Science degree in Geological Engineering from the University of British Columbia in 1979.

3. I am a member of the Professional Association of Professional Engineers and Geoscientists of British Columbia (Reg. No. 13572).

4. I have worked as a geological engineer for a total of 25 years since my graduation from university.

5. I have read the definition of "qualified person" set out in National Instrument 43-101 ("NI 43-101") and certify that by reason of my education, affiliation with a professional association (as defined in NI 43-101) and past relevant work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI 43 -101.

6. I am responsible for the preparation of Sections 7 to 15 and the Mineral Resources portion of Section 17 of the Technical Report, dated April 2, 2004.

     I visited the site in July 2003.

7. I have had no prior involvement with the property that is the subject of the Technical Report.

8. I am not aware of any material fact or material change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omission to disclose which makes the Technical Report misleading.

9. I am independent of the issuer applying all of the tests in section 1.5 of National Instrument 43-101.

10. I have read National Instrument 43-101 and Form 43-101FI, and the Technical Report has been prepared in compliance with that instrument and form.

11. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public, of the Technical Report.

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     Dated 2nd day of April, 2004.



      (SIGNED & SEALED)
     David W. Rennie, P. Eng.








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